Deed of Trust

Section	Subject	Page
Deed of Trust		3
1	Introduction, Definitions and Interpretation	5
2	Issuance of Bonds; Terms of Issue; Equal Rank	10
3	Purchase of Bonds by the Company and/or an Affiliate and Performing Distributions	11
4	Issue of Additional Bonds	12
5	Company’s Undertakings	16
6	Securing the Bonds	37
7	Early Redemption	43
8	Right to Call for Immediate Repayment	47
9	Claims and Proceedings by the Trustee	58
10	Trust of Proceeds	59
11	Authority to Demand Payment to Holders through Trustee	61
12	Powers to Delay the Distribution of Funds	61
13	Notice of Distribution	62
14	Refraining from Payment for a Reason Which is not Dependent on the Company	62
15	Receipt by Bondholders and Trustee	64
16	Presentation of Bonds to the Trustee; Registration in Connection with Partial Payment	65
17	Investment of Funds	66
18	Company’s Undertakings vis-a-vis Trustee	66
19	Additional Liabilities	73
20	Counsel	74
21	Other Agreements	75
22	Reports on Matters Relating to Trusteeship	75
23	Wages and Coverage of Trustee’s Expenses	76
24	Special Powers	76
25	Trustees’ Power to Engage Agents	77

26	Indemnification of the Trustee	78
27	Notices	84
28	Waivers, Compromises, and Changes to the Deed of Trust	85
29	Register of Bondholders	87
30	Release	87
31	Appointment of the Trustee, Roles of the Trustee, Powers of the Trustee and Termination of Trustee’s Office	88
32	Bondholders’ Meetings	90
33	Applicable Law	90
34	Exclusive Jurisdiction	91
35	General	93
36	Trustee’s Liability	93
37	Addresses	93
38	Authorization to MAGNA	94
First Addendum to the Deed of Trust - Bond Certificate (Series A)		95
The Terms Listed on the Overleaf		97
1	General	97
2	The Bonds	98
3	Terms of Bonds (Series A)	98
4	Payments of Principal and Interest of the Bonds (Series A)	99
5	Postponement of Dates	100
6	Securing the Bonds	101
7	Refraining from Payment for a Reason Which is not Dependent on the Company	101
8	Register of Bondholders	101
9	Splitting Bond Certificates	101
10	Transfer of Bonds	102
11	Early Redemption	102
12	Purchase of Bonds by the Company and/or an Affiliate	102
13	Waivers; Compromises, and Changes to the Deed of Trust	102
14	Bondholders’ Meetings	103
15	Receipt from Bondholders	103
16	Right to Call for Immediate Repayment	103
17	Notices	103
18	Governing Law and Jurisdiction	103
19	Order of Priorities	103
Second Addendum of the Deed of Trust - Bondholders’ Meetings		104
Third Addendum to the Deed of Trust - Urgent Representation for Bondholders		115
Appendix 23 - Trustee’s Fee		120

Deed of Trust

Entered into and executed in Tel Aviv on November 24, 2015

Between:

Strawberry Fields REIT, LTD

(Company Number: 1863501)

A foreign company in the British Virgin Islands whose registered office in the British Virgin Islands is:

Blenheim Trust (BV) Limited

P.O. Box 3483

Road Town, Tortola

British Virgin Islands

Whose address in Israel for the purpose of this Deed and the service of legal process (subject to Section 5.9 of this Deed) is:

c/o Fischer Behar Chen Well Orien & Co.

3 Daniel Frisch Street, Tel Aviv 6473104

Tel: 03-6944249

Fax: 03-6944157

(hereinafter: the “Company”)

Of the first part;

and between:

Mishmeret Trust Services Company Ltd.

48 Menachem Begin Ave., Tel Aviv

Telephone: 03-6374352

Fax: 03-6374344

(hereinafter: the “Trustee”)

Of the second part;

Whereas:	On November 24, 2015, the Company’s board of directors resolved to approve the issuance of Bonds (Series A) under the Prospectus, as defined below; and

Whereas:	On October 27, 2015, Standard & Poors Maalot (“maalot”) announced that a rating of il A would be provided for the issuance of a new series of bonds of the Company, in a total scope of up to NIS 250 million, par value; and On September 19, 2015, Maalot announced that a preliminary rating of ilA would be provided for the issuance of a new series of bonds of the Company, in a total scope of up to NIS 275 million, par value

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Whereas:	As of the signature of this Deed, the Company meets all of the conditions of the rating company for the purpose of its rating of the series of Bonds (Series A) with the rating set forth above; and

Whereas:	The Trustee is a private company limited by shares that is incorporated in Israel under the Companies Law, 5759-1999, whose main purpose is to engage in trusteeship; and

Whereas:	The Trustee has declared that there is no impediment under the Securities Law, 5728-1968 or any other law for its engagement with the Company under this Deed of Trust and that it meets the requirements and conditions of eligibility set forth under the Securities Law for the Trustee to serve as a trustee for holders of bonds (series A) offered under the prospectus; and

Whereas:	The Trustee has no personal interest in the Company and the Company has no material interest in the Trustee; and

Whereas:	The Company declares that there is no impediment under any law (whether in Israel or abroad) and/or agreement for the performance of an issue of the Bonds and/or its engagement with the Trustee under this Deed of Trust; and

Whereas:	In the framework of the Prospectus, the Company intends to issue up to NIS 275 million par value Bonds (Series A) as set forth in Section 2 of this Deed of Trust; and

Whereas:	The Bonds (Series A) will be listed for trade in the stock exchange, as defined below; and

Whereas:	Subject to the success of the issue, the Company will become a reporting corporation as defined below; and

Whereas:	The Company has requested that the Trustee serve as a trustee for the Holders of the Bonds (Series A) and the Trustee has agreed to sign this Deed of Trust and act as a trustee for the bondholders (as defined above), all subject to and in accordance with the terms of this Deed of Trust.

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Therefore it is agreed, declared and stipulated between the Parties as follows:

1.	Introduction, Definitions and Interpretation

1.1	The preamble to this Deed of Trust and the appendices attached hereto constitute integral and substantial parts hereof.

1.2	The division of this Deed of Trust into sections and the titles of the sections are provided for the sake of convenience and orientation alone, and should not be used for the purpose of interpretation.

1.3	All of the provisions of this Deed in the plural form shall imply the singular and vice-versa, and all of the provisions in the masculine form shall imply the feminine form and vice-versa, and all of the provisions relating to an individual shall imply a corporation as well, all provided that there is no explicit and/or implicit provisions of this Deed to the contrary and/or that the content or context of the matter does not require otherwise.

1.4	In the event of any matter that is omitted from this Deed and in any event of a conflict between the provisions of the law and this Deed of Trust, the parties will act in accordance with the provisions of Israeli law alone. In any event of a conflict between the provisions set forth in the prospectus in connection with this Deed and/or the bonds, the provisions of this Deed will prevail, provided that they do not conflict with the bylaws and guidelines of the Stock Exchange, which may not be conditioned upon.

1.5	In this Deed of Trust and in the bonds, the following expressions shall have the meanings set forth beside them:

1.5.1	“This Deed” or “Deed of Trust” – this Deed of Trust, including the appendices attached hereto and constituting an integral part hereof;

1.5.2	The “Tender” – the tender for the annual interest rate determined that the bonds (series A) that are issued by the Company in accordance with the prospectus will bear;

1.5.3	“Bonds (Series A)” or the “Bonds” – the Bonds (Series A) that are issued by the Company in accordance with the Prospectus;

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1.5.4	“Series of Bonds” – the bonds with a total par value of up to NIS 273 million listed by name, whose terms will be in accordance with the certificate of the Bonds (Series A) attached to the prospectus based on which they are issued;

1.5.5	The “Prospectus” - a prospectus for supplementation by the Company, published in November 2015, including a supplementary notice published by the Company in accordance with the Securities Regulations (Supplementary Notice and Prospectus Draft), 5767-2007, which will constitute part of the Prospectus applicable on the date of its publication;

1.5.6	The “Trustee” – Mishmeret - Trust Services Ltd. and/or any party that serves from time to time as a trustee of the bondholders under this Deed;

1.5.7	“Register of Bondholders” and/or the “Register” – a register of bondholders, as set forth in Section 29 of this Deed;

1.5.8	“Holder” and/or “Bondholder” - as this term is defined in the Securities Law;

1.5.9	“Bond Certificate” - a certificate of the Bonds in the form attached as the First Addendum to this Deed;

1.5.10	The “Law” or the “Securities Law” – the Securities Law, 5728-1968 and the regulations thereunder, as they may be from time to time;

1.5.11	The “Companies Law” – the Companies Law, 5759-1999 and the regulations thereunder, as they may be from time to time;

1.5.12	“Business Day” or “Bank Business Day” – any day on which the clearing house of the stock exchange and most of the banks in Israel are open for the performance of transactions;

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1.5.13	“Trading Day” – a day on which transactions are performed in the stock exchange;

1.5.14	The “Nominee Company” – the Nominee Company of Mizrahi Tfahot of Israel Ltd. or any other nominee company that shall replace it;

1.5.15	“Principal Amount” – the par value amount of the Bonds that are not yet paid;

1.5.16	The “Stock Exchange” – the Tel Aviv Stock Exchange Ltd.

1.5.17	Special Resolution” – a resolution passed in a general meeting of Bondholders (Series A), who are present themselves or by their counsel whose Bonds represent at least 50% of the balance of the par value of the Bonds (Series A), or in an adjourned meeting attended by the Bondholders, themselves or by their counsel, who hold at least 20% of the balance of the par value as stated, and which is passed (whether in the original meeting or adjourned meeting) with a majority of at least two thirds (2/3) of the balance of the par value of the Bonds (Series A) represented in the vote, excluding abstentions

1.5.18	“Opposing Interest” – shall mean as defined in Section 9.3 of the Second Supplement of this Deed;

1.5.19	“Rating” - a rating by the Rating Company, as defined below.

1.5.20	In this Deed of Trust and the Bonds, the Rating of the Bonds will have the meanings set forth in the table below:

“A”	ilA rated by Maalot or A2 when rated by Midroog or a rating parallel to the aforesaid ratings that will be determined by another rating company that rates or will rate the Bonds (Series A).

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“A minus”	ilA- rated by Maalot or A3 when rated by Midroog or a rating parallel to the aforesaid ratings that will be determined by another rating company that rates or will rate the Bonds (Series A).

“BBB Plus”	ilBBB+ rated by Maalot or Baa1 when rated by Midroog or a rating parallel to the aforesaid ratings that will be determined by another rating company that rates or will rate the Bonds (Series A).

“BBB”	ilBBB rated by Maalot or Baa2 when rated by Midroog or a rating parallel to the aforesaid ratings that will be determined by another rating company that rates or will rate the Bonds (Series A).

“BBB Minus”	ilBBB- rated by Maalot or Baa3 when rated by Midroog or a rating parallel to the aforesaid ratings that will be determined by another rating company that rates or will rate the Bonds (Series A).

“BB Plus”	ilBB+ rated by Maalot or Ba1 when rated by Midroog or a rating parallel to the aforesaid ratings that will be determined by another rating company that rates or will rate the Bonds (Series A).

1.5.21	“Rating Company” – Standard & Poor’s Maalot Ltd. (above and hereinafter: “Maalot”), Midroog Ltd. (above and hereinafter: “Midroog”) or another rating company that is approved by the Commissioner of the Capital Market, Insurance and Savings in the Ministry of Finance.

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1.5.22	“Reporting Corporation”– as defined in the Securities Law or a corporation traded on a stock exchange outside of Israel, as set forth in the Second or Third Addendum of the Securities Law.

1.5.23	“Controlling Shareholders”: Messrs. Moishe Gubin (together with his spouse, Tira Gubin) and Michael Blisko, as set forth in Section 3.4 of the Prospectus.

1.5.24	“Reporting Regulations” – the Securities Regulations (Periodic and Immediate Reports), 5730-1970.

1.5.25	“Financial Statements” – annual or quarterly financial statements, audited or reviewed, that the Company is required to publish in accordance with the Securities Law and the regulations thereunder.

1.5.26	“Associated Company” and “Joint Control” - as defined in the Securities Regulations (Annual Financial Statements), 5770-2010.

1.5.27	“HUD” - The Department of Housing and Urban Development, USA.

1.6	As long as the Bonds are listed for trade on the Stock Exchange, in any event in which the rules of the Stock Exchange apply or will apply to any operation under this Deed of Trust, the operation date and the manner of performance will be determined in accordance with the rules of the Stock Exchange. It is clarified that the performance of actions as stated (including if the rules of the Stock Exchange are modified) will not derogate from the agreements of the parties under this Deed.

1.7	In any event of a conflict between the Deed of Trust and the accompanying documents, the provisions of the Deed of Trust will govern.

1.8	In the event of termination of the issuance of the Bonds for any reason, the validity of this Deed of Trust will be concluded.

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1.9	Any reference in this Deed to a number of sections in the Law will be adjusted, mutatis mutandis, to changes occurring in the Law, if any.

1.10	The Trustee’s actions are valid even if a defect is discovered in his appointment or eligibility.

1.11	In any case in which this Deed or its appendices explicitly states that the Company will announce something in an immediate report, the report will take place on the date and based on the details required in the Reporting Regulations (whether the Company is subject to a reporting obligation under the Reporting Regulations or otherwise). The above will not derogate from the other reporting obligations of the Company under any law.

1.12	The Trustee’s signature on the Trust Deed does not constitute an opinion by the Trustee as to the nature of the offered securities or the advisability of investment in these securities.

2.	Issuance of Bonds; Terms of Issue; Equal Rank

2.1	The Company will issue the Bonds (Series A) as described in the preamble of this Deed. The Bonds (Series A) that will be issued under the Prospectus (if any are issued) will be listed for trade on the Stock Exchange/

2.2	The terms of the Bonds (Series A) that are issued under the Prospectus will be as follows:

Up to NIS 273 million par value of Bonds (Series A), with a total par value of up to NIS 273, listed by name, payable in 8 (eight) annual payments (unequal) on July 1 of each of the years 2017 through 2024 (inclusive) such that each of the 4 first payments on account of the principal will be 15% of the principal of the total par value of the Bonds (Series A) and each of the 4 last payments on account of the principal will constitute 10% of the total principal par value of the Bonds (Series A). The Bonds (Series A), bearing annual interest (unlinked) in a fixed rate as set forth in the Tender, which will not exceed the maximum interest rate as set forth below, and that is paid on July 1, 2016 and on January 1 and July 1 of each of the years 2017 through2024 (inclusive) (the first interest payment will be made on July1, 2016 and the last interest payment will be made on July 1, 2024, jointly with payment of the last payment of the principal of the Bonds) for the period of six months ending on the date before the payment date (hereinafter: the “Interest Period”). The interest rate which will be paid for a particular interest period (other than the first interest period as defined below) (meaning, the period which begins on the payment day of the prior interest period and ending on the last day before the payment date immediately after the commencement date) will be calculated as the yearly interest rate divided by two. The first interest payment will be made on July1, 2016 for the period beginning on the first Trading Day after the date of the Tender of the Bonds (Series A) and ending on June30, 2016 (above: the “First Interest Period”), calculated on the basis of 365 days per year, based on the number of days in this period, and the last interest payment will be made on July 1, 2024. The Bonds (Series A) shall not be linked (principal and interest) to any index or any currency.

Subject to adjustments in the event of a change in the Rating of the Bonds (Series A) and/or non-compliance with financial conditions as set forth in Sections 5.3 and 5.4 below and/or eligibility for arrears interest (as defined in Section 4(a) of the overleaf conditions that are in the First Supplement of this Deed), the interest rate that the Bonds (Series A) will bear will not exceed 6.4% or another rate determined in the Supplementary Notice published under the Prospectus (hereinafter: the “Maximum Interest Rate”).

2.3	The Company reserves the right to perform early repayment of the Bonds upon the fulfillment of the terms set forth in Section 7 of this Deed.

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2.4	The Bonds (Series A) will all have equal rank pari-passu, among themselves, in connection with the Company’s obligations under the Bonds, and without priority or preference of one over the other.

3.	Purchase of Bonds by the Company and/or an Affiliate and Performing Distributions

3.1	The Company reserves the right, subject to any law, to acquire the Bonds (Series A) at any time and from time to time, without derogating from the obligation to repay the Bonds (Series A) in circulation. In the event of a purchase as stated, the Company will issue an immediate report or inform the Trustee thereof in writing. In the event in which the Bonds (Series A) are acquired by the Company, the Company will file a request to the clearing house of the Stock Exchange for the withdrawal of the certificates acquired as stated.

In the event of a purchase by the Company as stated above, the acquired Bonds (Series A) will expire automatically, will be voided and will be delisted from trade, and the Company may not reissue them. The provisions above will not harm the Company’s right to redeem the Bonds (Series A) in advance as stated in Section 7 below. 1.1

Notwithstanding Section 3.1 above, the Company shall not be entitled to purchase bonds, as long as the company is found (if and when it is found) in a state of non-compliance with some financial covenants set out in section 6.4 (1) to (3) below.

3.2	The Controlling Shareholder of the Company (directly or indirectly) and/or its relative (as the term is defined in the Securities Law) and/or a subsidiary of the Company and/or affiliated company and/or associated company of the Company and/or a corporation under the control of any of the above (directly or indirectly) (excluding the Company itself, regarding which the provisions of Section 3.1 above shall apply) (hereinafter: an “Affiliated Party”) may acquire and/or sell Bonds (Series A) at their discretion (and subject to any law), at any time and from time to time, including by way of the Company’s issuance of Bonds (Series A) that are issued under the Deed of Trust. In the event of an acquisition and/or sale as stated by a subsidiary of the Company and/or a corporation under its control, the Company will issue an immediate report with respect thereto. The Bonds (Series A) that are held as stated by an Affiliated Party will be considered to be an asset belonging to the Affiliated Party, and if they are listed for trade, they will not be delisted from trade in the Stock Exchange and will be transferrable as are the other Bonds (Series A). The Bonds (Series A) that are owned by an Affiliated Party will not grant to the Affiliated Party voting rights in a meeting of the Bondholders (Series A) and will not be counted for the purpose of determining a legal quorum required to commence such meetings. A meeting of Holders will take place based on the provisions of the Second Addendum of the Deed of Trust. An Affiliated Party will report to the Company, if required under law to do so, regarding an acquisition of Bonds (Series A) and the Company will provide the Trustee, at its request, with a list of Affiliated Parties and the quantities held thereby on the date requested by the Trustee, based on the reports received as stated from Affiliated Parties and that are reported in the MAGNA system by the Company. It is clarified that a report on the MAGNA system will be considered to be a report to the Trustee for the purposes of this Section Notwithstanding Section 3.2 above, the Company’s subsidiary and / or related company and / or associate of the Company will not be entitled to purchase such debentures, as long as the company is found (if and when it is found) in a state of non-compliance with some die the financial criteria set out in section 6.4 (1) to (3) below.

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3.3	The provisions of this Section above alone will not obligate the Company, an Affiliated Party or the Bondholders (Series A) to purchase and/or sell the Bonds (Series A) in their possession.

3.4	As of the date of the signature of this Deed, the Company is not subject to any limitation with respect to the distribution of dividends or a buy-back of its shares, excluding as set forth in Section 6.5 below.

4.	Issue of Additional Bonds

4.1	The Company may, from time to time, without requiring the consent of the Trustee and/or the Holders existing at the time, issue additional Bonds (Series A) (whether in a private placement or in the framework of a prospectus), including to an Affiliated Party (as defined in Section 3.2 above), under the terms that it sees fit (the terms of the additional bonds that are issued will be identical to the terms of the Bonds (Series A)). However, in such a case, the Trustee will have the right to demand the increase of the annual wages in a manner relative to the increase of the series, in a permanent manner until the end of the term of the trust, and the Company provides in consent in advance, by engaging in this Deed, to increase the wages of the Trustee as stated. The Bonds (Series A) existing on the date of the expansion of the series and the additional Bonds (Series A) (from the date of their issue) will constitute one series for all intents and purposes, and the Deed of Trust of the Bonds (Series A) will also apply regarding all of the additional bonds from Series A as stated. The Company will refer to the Stock Exchange with a request to list for trade the additional Bonds (Series A) as stated, when they are offered.

Notwithstanding the above, an additional issuance of Bonds (Series A) will be performed subject to all of the terms set forth below being fulfilled: (a) the additional issuance of the Bonds (Series A) as stated will not be harmed by the Rating of the Bonds (Series A) that are first issued under this Deed, as the Rating may be at the time (i.e. the Rating before the expansion of the series). For the purpose of this section, it is clarified in the event in which the Bonds (Series A) are rated by more than one Rating Company, the ratings test for the purpose of this section will take place, at any time, based on the higher of the ratings; (b) On the additional issue date, the Company meets the financial criteria set forth in Section 6.4 below. Confirmation as stated, with respect to compliance with the financial criteria alone, will be provided by the senior officer in the financial department of the Company at least 7 business days before the date on which the series is expanded, and the Trustee will rely on the aforesaid confirmation and will not be required to perform additional inspections; (c) On the date of the additional issue, in accordance with the most recent financial statements published before the date of the additional issue, and after retroactively taking into account the performance of the additional issue, the Company will meet the financial criteria set forth in Section 6.4 below. The Company will provide the Trustee, before actually performing the issue of the additional issue, written confirmation that is signed by the senior officer in the financial department of the Company regarding: (1) the fulfillment of the aforesaid conditions; (2) that the Company is not in breach of all and/or any of its obligations to the Bondholders (Series A) and there are no grounds for calling for immediate repayment as set forth in Section 8.1 below; and (3) the expansion of the series will not harm the solvency of the Company as to the Bonds (Series A). In any case of an additional issue as stated, the increase of the series will occur subject to receipt of prior consent from the Rating Company whereby the increase of the series as stated will not harm the rating of the Bonds (Series A) as it may be at the time. Confirmation from the Rating Company will be published in an immediate report before the expansion of the series, and will be attached to the approval of the Company to the Trustee. The Company will inform the Trustee in writing, and publish in an immediate report, even before the performance of the additional issue, whether the additional issue meets all of the aforesaid terms, and confirm to the Trustee in writing that the expansion as stated will not harm the Bondholders (Series A) and that the Company’s board of directors has examined the impact of the expansion of the series as stated, and its abilities, and determined that the expansion will not harm the ability of the Company to meet its obligation to the Bondholders (Series A) before the performance of the issuance as stated.

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This right of the Company will not exempt the Trustee from examining the issue as stated, if such an obligation applies to the Trustee under law, and will not derogate from the rights of the Trustee and the Bondholders under this Deed, including their right to call for immediate repayment of the Bonds as stated in Section 8 below.

The Bonds (Series A) will have equal rank pari-passu, amongst themselves, without a priority or preferential right of one over the other.

In the event that the discount rate that is determined for the additional Bonds (Series A), if any, is different from the discount rate of the Bonds (Series A) existing in circulation at the time (including the lack of discount, if relevant), the Company will contact the Tax Authorities before the increase of the Series of Bonds in order to receive its consent that with regard to withholding tax at source from the discount fees for the Bonds (Series A), a uniform discount rate will be determined for the Bonds (Series A) based on a formula that weighs the various discount rates in the series, if any (hereinafter: the “Weighted Discount Rate”).

In the event of receipt of confirmation as stated, the Company will calculate the Weighted Discount Rate for all of the Bonds (Series A), and will publish in an immediate report the uniform Weighted Discount Rate for each series, based on the expansion of the series, and will withhold tax on the payment dates of the Bonds (Series A) based on the Weighted Discount Rate as stated and in accordance with the provisions of the law. In such a case, all of the other provisions of the law relating to the taxation of discount fees will apply. In the event that confirmation as stated is not received, the Company will provide notice through an immediate report shortly before the issuance of the additional Bonds (Series A) as a result of the increase of the aforesaid series regarding the highest discount rate created for the same series. The Company will withhold tax at source upon the payment of the Bonds (Series A), in accordance with the discount rate reported as stated.

Therefore, there may be cases in which the Company withholds tax at source for the discount fees in an amount that is higher than the discount fees determined for a party that holds the Bonds (Series A) before the expansion of the series (hereinafter: the “Surplus Discount Fees”), which will worsen their position, regardless of whether confirmation is received from the Tax Authority for the determination of a uniform discount rate for the relevant series. In such a case, a taxpayer that holds Bonds (Series A) before the increase of the aforesaid series and until the payment of the Bonds (Series A) will be entitled to submit a tax report to the Tax Authority and receive a tax refund in the amount of the tax withheld from the Surplus Discount Fees, if the party is entitled to a refund as stated under law.

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4.2	Without derogating from the generality of the above, the Company reserves the right, subject to any law, to issue an additional series of bonds at any time and from time to time (whether in a private placement or in the framework of a prospectus) and without being required to receive the consent of the Bondholders (Series A) and/or the consent of the Trustee, as applicable, and including an Affiliated Party (as defined in Section 3.2 above), as the Company sees fit, excluding bonds whose commercial terms (i.e. the rate of the principal that is paid on each payment date, the payment dates of the principal, the interest rate and its payment date, and the lack of linkage of the principal and interest) will be equal to the terms of the Bonds (Series A) in circulation, and excluding bonds that are preferential over the Bonds (Series A) in terms of the ranking of creditors in the event of liquidation alone (meaning, it is possible that series of bonds will be issued that are secured with securities).

Notwithstanding the above, the issuance of bonds as stated in this Section 4.2 above (hereinafter in this Section 4.2 alone: the “Additional Issuance”) will be subject to the fulfillment of all of the terms set forth below: (a) the Additional Issuance as stated will not harm the Rating of the Bonds (Series A) that are issued for the first time under this Deed, as their Rating may be at the time (i.e. the Rating before the Additional Issuance). For the purpose of this section, it is clarified in the event in which the Bonds (Series A) are rated by more than one Rating Company, the ratings test for the purpose of this section will take place, at any time, based on the higher of the ratings; (b) On the additional issue date, the Company meets the financial criteria set forth in Section 6.4 above, and the Company is not in breach of any and/or part of the obligations for the Bondholders (Series A) and no grounds exist for calling for immediate repayment as set forth in Section 8.1 below; and (c) of the date of the additional issue, in accordance with the most recent financial statements published before the additional issue date, and after retroactively taking into account performance of the additional issue, the Company will meet the financial criteria as set forth above.

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Before the issuance of bonds from an additional series, the Company will provide the Trustee with the following confirmations and perform advertising as follows:

(1)	Written confirmation signed by the senior office in the Company’s financial department regarding the fulfillment of the aforesaid terms, provided to the Trustee at least 7 business days before performing the additional issue, and confirmation that the additional issue is not preferential over the terms of the Bonds (Series A) in liquidation.

(2)	Confirmation from the Rating Company that the Additional Issue as stated will not harm the Rating of the Bonds (Series A) that are issued for the first time under this Deed, as their Rating may be at the time.

(3)	Confirmation from the auditor of the Company as to the Company’s compliance with the financial conditions (only) set forth in Section 6.4 of this Deed below, as of the date of the most recent financial statements of the Company published prior provided to the Trustee at least 7 business days before performing the additional issue.

Without derogating from the above, the aforesaid rights of the Company, will not prevent the Trustee from examining the implications of the issue as stated, and will not derogate from the rights of the Trustee and the Bondholders under this Deed, including their right to call for immediate repayment of the Bonds as stated in Section 8 below.

Subject to the provisions of any law, the Company will inform the Trustee regarding the issuance of the additional bonds as stated before the performance of the additional issue, and will transfer any report issued in connection with this regard under any law.

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5.	Undertakings of the Company

5.1	The Company hereby undertakes to pay, on the dates prescribed, all of the amounts of principal and interest that will be paid under the terms of the Bond (Series A), if any, and comply with all of the other terms and obligations imposed thereon under the terms of the Bonds (Series A) and under this Deed. Additionally, subject to Section 7.2 below, the Company undertakes to list the Bonds for trade in the Stock Exchange and ensure that the Bonds continue to be listed for trade in the Stock Exchange until the date of final payment.

5.2	Transfer of issuance consideration to the Company

5.2.1	The Company will contact HUD Soon after the Allotment Date (as defined in Section 2.4.5.3 of the Prospectus) (section 5.2 of this: “Allotment Date”), for its approval: (1) for the transfer of the assets for which the HUD has provided guarantees to finance (the “HUD Guarantees”); or (2) that no approval as stated is required to transfer the same assets (the “HUD Approvals”); The Company will announce receipt of the HUD Approvals in an immediate report near their receipt.

5.2.2	The following provisions will apply to the issuance consideration and its profits, less the early undertaking fee, coordination and other fees other expenses and the wages of the consultants, as set forth in the supplementary notice published under section 6.1 to the Prospectus (in this Section 5.2: the “Net Issuance Consideration”):

5.2.2.1	The Company will irrevocably instruct the issuance coordinator to transfer the net issuance consideration received to the trust account (as defined in Section 5.2.3.4 below), until receipt of the HUD approval in accordance with Section 5.2.1 above. Any net issuance consideration will be held by the trustee in trust (according to the trust laws of the State of Israel) in favor of the holders of bonds alone, until the fulfillment of the terms for release of the issuance consideration to the Company, as set forth in Sections 5.2.3.2 and 5.2.3.3 below.

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5.2.2.2	Also, after 30 days from the date of allocation to the HUD approval, the controlling shareholders will transfer (in person or by companies controlled by them) account interest cushion as defined in Section 5.6 below, every month, an amount equal to the interest on the principal of the bonds for the month preceding that payment (“special funds”). any payment, will be sixth biannual interest payment borne by the bonds as stated in Section 2.2 above. In the case where the HUD approval are not obtained as described in Section 5.2.4 below, the special funds will be used for payments at the expense of the first interest payment to be paid to the holders of the bonds (Series A) Under the terms of this Deed. If the HUD permits were obtained as stated in paragraph 5.2.1 above, the special funds will be transferred to the controlling shareholders (in person or by companies controlled by them).

5.2.2.3	the HUD approvals as stated in Section 5.2.1 above were received, the Company will inform the trustee of the same in writing, with confirmation signed by the more senior officer of the Company in the financial field, and attached a letter from an attorney licensed to practice law in the United States, confirming that the HUD approvals were received, and additionally, will report the same in an immediate report.

5.2.2.4	Within one business day from the date of receipt of the Company’s notice and publication of the immediate report as stated, the trustee will provide the Company with all of the funds deposited as stated in Section 5.2.2 above, in the trust account in addition to the profits and less costs of opening the account, managing and closing it, and less the interest cushion amount as defined in Section 5.6 below, which will remain in the trust account (which will constitute, as of the same date, an interest cushion account as defined in Section 5.6 below), and less the expenses cushion amount as defined in Section 5.7 below, which will be transferred to the expenses cushion account opened by the trustee as set forth in Section 5.7 below.

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5.2.2.5	In this Section 5.2 – “the Trust Account”: an account that the Trustee will open in its name and under its (of the trustee) sole ownership, in one of the five largest banks in Israel, at its discretion. The signature rights in the account will be granted to the trustee exclusively, all of the costs of opening the trust account, its management and closing will be borne by the Company. The policy of managing the funds in the trust account and its performance will be determined at the exclusive discretion of the Company, provided that the investment is in investments as set forth in Section 17 below. The trustee will not be responsible vis-à-vis the holders of Bonds (Series A) and/or vis-à-vis the Company for any loss caused due to the investments as stated.

5.2.2.6	It shall be clarified that the rights of the Company (if any) in the Trust Account are not pledged in favor of the trustee and/or bondholders. Therefore, a case may arise in which any third party (including a functionary on behalf of a court and the like) will claim that the Company has rights in the Trust Account and that the funds deposited therein belong to the Company and/or any of its creditors, and not to the holders of the Bonds (Series A) alone. The above will not derogate from the undertakings of the Company, controlling shareholders and officers therein as set forth in Section 34 below, which, for the avoidance of doubt, will also apply in connection with the Trust Account.

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5.2.2.7	Without derogating from the rights of the Company to receive the net issuance consideration (less the interest cushion amount and the expenses cushion amount) thereto subject to the provisions of Section 5.2.3.3 above and/or any other right of the Company under law, the deposit of the issuance consideration by the issuance coordination in the Trust Account as stated will be considered, for the listing of the Bonds (Series A) for trade in the stock exchange and for that purpose alone, to be receipt of the issuance consideration by the Company. Accordingly, the same will not prevent the Company from submitting a request to register the Bonds (Series A) for trade in the stock exchange and list for trade the bonds on the stock exchange.

5.2.2.8	The Company undertakes that until conditions for the release of proceeds of the offering to the Company are met, as set out in sections 5.2.2.2 and 5.2.2.3 above or, if the conditions are not met, then Until the early redemption as provided in section 5.2.4 below, it will not take loans from financial institutions.

5.2.3	Notwithstanding Section 5.2.3 above, if before the issuance of the Bonds, the Company publishes within the supplementary notice published under the Prospectus that the HUD approvals have been received, the issuance coordinator will directly transfer to the Company the net issuance consideration, less the interest cushion that is transferred directly to the interest cushion account, and less the expenses cushion account, and Section 5.2.3 will not apply.

5.2.4	If by the end of a period of 6 months from the date of the allocation, no HUD confirmations are received as stated in Section 5.2.1above, the Company will act to perform full early repayment and delist from trade the Bonds, in the manner set forth in Section 7.2 below, mutatis mutandis; for the purpose of performing the early repayment as stated, use will be made of the issuance consideration deposited in the trust account (including the interest cushion and the expenses cushion), which will be transferred by the Trustee directly from the Trust Account to the nominee company, and the Company will supplement any amount required for the purpose of performing early repayment as stated. Notwithstanding the foregoing, the Company may extend the period (6 months) As mentioned above, an additional two months, provided that the approval of the bond holders (Series A), by a simple majority.

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5.3	Adjustment of interest rate for a change in the rating of the Bonds (Series A):

For the purpose of this section, it shall be clarified that in the event in which the Bonds (Series A) are rated by more than one rating company, an examination of the rating for the adjustment of the interest rate to the change in the rating (if any such change occurs) will take place based on the lower of the ratings.

The interest rate that the Bonds (Series A) will bear will be adjusted for a change in the rating of the Bonds (Series A), as set forth below in this section:

It shall be clarified that if adjustment of interest is required in accordance with the mechanism described in this Section 5.3 above and below, and based on the mechanism described in Section 5.4 below, in any event, the maximum additional interest rate will not exceed 1.5% above the interest rate determined in the tender. Arrears interest, if applicable in accordance with Section 4(a) of the terms of the overleaf, will be added to the said rate and will not constitute part thereof.

In this regard:

A rating of A, A-, BBB+, BBB, BBB- and BB+ - are as defined in the table in Section 1.5.20 above.

“Base Rating” – a rating of ilA or a rating parallel thereto.

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“Additional Interest Rate” – additional interest provided to the bondholders for the decline in the rating of the Bonds in accordance with the following: a rate of 0.25% per year for one notch below the Base Rating (i.e., for a decline to a rating of ilA- (ila minus) plus or a rating parallel thereto) and a rate of 0.25% per year for each additional notch below the Base Rating (i.e., as of a decline to a rating of ilBBB (ilBBB plus) or a rating parallel thereto) until a maximum interest addition of 1.25% per year at most (i.e., up to a rating of ilBB+ (ilBB plus) or a rating parallel thereto and inclusively).

A.	If the rating of the Bonds (Series A) by the rating company (in the event of the replacement of a rating company, the Company will provide the trustee with a comparison of the rating scale of the replaced rating company and the rating scale of the new rating company) will be updated during any interest period, such that if the rating that will be determined for the Bonds (Series A) will be lower by one or more notch (hereinafter: the “Lowered Rating”) belong the Base Rating, the annual interest rate that the unpaid principal of the Bonds (Series A) will bear will be increased by the Additional Interest Rate or part thereof (as stated below), in accordance with the levels determined as stated, for the period beginning from the publication of the new rating by the rating company and until the complete payment of the unpaid principal of the Bonds (Series A) or until the date on which the rating increases in accordance with the provisions of Section 5.3(e) below. If the interest rate increases prior thereto for a deviation from the financial criteria as stated in Section 5.4 below, the increase of the interest rate for the lowered rating as stated will be limited such that the additional annual interest will not exceed 1.5% in any event.

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B.	No later than the end of one business day from the receipt of a notice from the rating company regarding the lowering of the rating of the Bonds (Series A) to the Lowered Rating as defined in subsection (a) above, the Company will publish an immediate report, in which the Company states: (1) that the rating was lowered, the Lowered Rating, the rating report and the date on which the Lowered Rating of the Bonds (Series A) comes into effect (hereinafter: the “Date of Lowering the Rating”); (2) the compliance / non-compliance with the financial criteria described in Section 5.4 below based on the most recent reviewed or audited consolidated financial statements of the Company published before the date of the immediate report, as well as whether a change has occurred to the interest for the compliance / non-compliance with the financial criteria as stated; (3) the precise interest rate that the balance of the Bonds (Series A) will bear for the period beginning on the current interest period and until the Date of Lowering the Rating (the interest rate will be calculated based on 365 days per year) (hereinafter: the “Original Interest” and the “Original Interest Period,” respectively); (4) the interest rate that the balance of the principal of the Bonds (Series A) will bear as of the Date of Lowering the Rating and until the actual next interest payment date, i.e.: the Original Interest in addition to the additional interest rate per year (the interest rate is calculated based on 365 days per year) (hereinafter: the “Updated Interest”), if the interest rate is not increased prior thereto, if increased for a deviation from the financial criteria as stated in Section 5.4 below, in which case the increase of the interest rate for the decrease in the rating as stated will be limited such that the addition of the annual interest for the decrease in the rating and non-compliance with the financial conditions will not exceed 1.5% in any event; (5) the weighted interest rate paid by the Company to the holders of Bonds (Series A) on the upcoming interest payment date, arising from the provisions of subsections (3) and (4) above; (6) the annual interest rate reflected from the weighted interest rate; (7) the annual interest rate and the biannual interest rate (the biannual interest will be calculated as the annual interest divided by the number of interest payments per year, i.e. divided by two) for the coming periods.

C.	If the date of the commencement of the rating of the Bonds (Series A) with the Lowered Rating occurs during the days beginning four days before the date set forth for payment of any interest and ending on the interest payment date that is closest to the date set forth above (hereinafter: the “Deferral Period”), the Company will pay to the holders of the Bonds (Series A), on the upcoming interest payment date, the Original Interest, before the change, alone, while if the interest rate is not increased prior thereto due to a deviation from the financial criteria as stated in Section 5.4 below, the interest rate arising from the additional interest in the rate equal to the rate of the additional annual interest during the Deferral Period will be paid on the following interest payment date. The Company will announce, in an immediate report, the precise interest rate for payment on the upcoming interest payment date.

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D.	In the event of updating the rating of the Bonds (Series A) by the rating company, in a manner impacting the interest rate that the Bonds (Series A) will bear as stated in Section 5.3(a) or 5.3(e) below, the Company will inform the trustee thereof in writing within one business day from the publication of the immediate report as stated.

E.	In the event that after the reduction of the rating in a manner that will impact the interest rate that the Bonds (Series A) will bear as stated in Section 5.3(a) above, the rating company will update the rating for the Bonds (Series A) to a rating that is equal to or higher than the Base Rating (hereinafter: the “High Rating”), and if the interest rate is not increased prior thereto for a deviation from the financial criteria as stated in Section 5.4 below, then the interest rate that is paid by the Company to the holders of the Bonds (Series A) will be decreased on the relevant payment date of the interest, for the period in which the Bonds (Series A) were rated with the High Rating alone, such that the interest rate that the unpaid balance of the principal of the Bonds (Series A) will bear will be the interest rate determined in the tender, as published by the Company in an immediate report regarding the results of the issuance, without any addition for the reduction of the rating as stated in this Section 5.3 (and in any event, the interest rate that the Bonds will bear will not be less that the interest rate determined in the tender). In such a case, the Company will act in accordance with the provisions of subsections (b) through (d) above, mutatis mutandis, arising from the High Rating instead of the Lowered Rating.

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It shall be clarified that the update of the interest rate following a change in the rating or due to non-compliance with financial criteria will be examined separately without one impacting the other, subject to the aggregate maximum interest for the reduction in the rating for non-compliance with the financial criteria not exceeding a rate of 1.5% per year. The additional interest for non-compliance with the financial criteria, if applicable in accordance with Section 5.4 above, will continue to apply in the case of an increase in the rating. Therefore, accordingly, if there is an interest addition for non-compliance with financial criteria, the interest rate will be actually updated only after the rating that is given to the bonds of the Company is equal to the base rating. It shall be further clarified that arrears interest, if applicable, will be added to the interest rates set forth above.

F.	Subject to the provisions of subsection (h) below, if the Bonds (Series A) cease to be rated for a reason dependent on the Company (for example, but not only, due to non-fulfillment of the Company’s obligations vis-à-vis the rating company, including due to failure to provide payments and/or reports that the Company has undertaken to provide towards the rating company) for a period exceeding 21 consecutive trading days, before the final payment, provided that the interest rate as stated in subsection (a) above is not increased, the cessation of the rating will be considered a Lowered Rating of the Bonds (Series A) by three notches below the Base Rating, such that the additional interest rate will amount to 1.25%, even if the interest rate was increased prior thereto due to a deviation from the financial criteria as stated in Section 5.4 below, and the provisions of subsection (b) through (e) above will apply accordingly, without derogating from the provisions of Section 8.1.25 below. For the avoidance of doubt, it shall be clarified that if the Bonds (Series A) cease to be rated, before the final payment, for a reason independent of the Company, the above will not impact the interest rate as stated in Subsection (a) above and the provisions of this Section 5.2 will not apply.

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G.	In the case in which the rating company is replaced or the Bonds (Series A) cease to be rated by the rating company, the Company will publish an immediate report, within one trading day from the date of the change, in which the Company will announce the circumstances of the replacement of the rating company or the cessation of the rating, as applicable.

H.	For the avoidance of doubt, it is clarified that: (a) a change in the outlook for the rating of the Bonds (Series A) will not lead to a change in the interest rate that the Bonds (Series A) will bear as stated in this section above; (2) if the Bonds (Series A) are rated by more than one rating company and as long as they are rated by more than one rating company as stated, subsection (f) above will not apply, other than in a case in which all of the rating companies together cease to rate the Bonds (Series A).

I.	In the case of a reduction of the rating, the Company will act in accordance with Subsection (b) above. If before the Date of Lowering the Rating, an increase occurs to the interest rate due to a deviation from one or more of the financial criteria based on the mechanism set forth in Section 5.4 below, the change that occurs to the interest for the adjustment mechanism set forth in this Section 5.3 above will be limited, such that in any event, the increase of the interest rate (if an increase occurs as stated) will not be in the aggregate more than 1.5% of the interest rate set forth in the tender.

5.4	Adjustment of the interest rate as a result of non-compliance with financial criteria:

The interest rate that the Bonds (Series A) will bear will be adjusted due to a deviation from the financial criteria set forth below:

(1)	If the adjusted net financial debt to adjusted EBITDA ratio (as defined below) exceeds 12 (hereinafter: the “Condition of the Adjusted Net Financial Debt to Adjusted EBITDA Ratio”).

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For the purpose of this subsection (1) alone:

“Adjusted Net Financial Debt” – the total financial debt as it appears in the Company’s financial statements, less cash, cash equivalents and short-term investments (not pledges, unless they are pledged to secure financial undertakings) in addition to the Company’s share of the net financial debt in associated companies and companies under joint control, as it appears in the financial statements of the said companies, less cash, cash equivalents and short-term investments (not pledged, unless they are pledged to secure financial obligations). The data regarding the adjusted net financial debt will be provided in the notes of the Company’s financial statements.

“Adjusted EBITDA” – the consolidated operating profit in addition to depreciation and reductions, in addition to the Company’s share of operating profit; the Adjusted EBITDA will be calculated based on the data of the last four quarters in the aggregate, and will be listed in the notes of the Company’s financial statements.

It shall be clarified that after the purchase or one or more income-generating assets is expressed in the balance sheet of the Company, the calculation of the financial criteria as stated will take place while adding to the count of the Adjusted EBITDA the Adjusted EBITDA that is generated by the same asset, while amending the Adjusted EBITDA of the asset to the terms of a full year.

(2)	If the consolidated equity of the Company (excluding minority rights) is less than USD 110 million (this amount will not be linked to the index) (hereinafter in this Section 5.4: the “Equity Condition”).

The condition of the Adjusted Net Financial Debt to Adjusted EBITDA and the Equity Condition will each be referred to as: a “Financial Criterion” and in this section: the “Financial Criteria.”

It shall be clarified that if adjustment of interest is required in accordance with the mechanism described in this Section 5.4 above and below, and based on the mechanism described in Section 5.3 above, in any event, the maximum additional interest rate will not exceed 1.5% above the interest rate determined in the tender. Arrears interest, if applicable in accordance with Section 4(a) of the terms of the overleaf, will be added to the said rate and will not constitute part thereof.

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In this regard:

The “Additional Interest Rate” - additional interest at a rate of 0.5% for a deviation from any of Financial Criteria. The increase of the interest rate will take place only once for each deviation from the Financial Criteria, if such a deviation occurs, and the interest rate will not be increased again in the event that the deviation from the Financial Criteria continues (in this regard, it shall be clarified that if the deviation from the Financial Criteria is remedied and thereafter there is an additional deviation, the provisions above will apply). It shall be emphasized that in the event in which due to a decrease in the rating of the Bonds, the annual interest rate is increased in accordance with the provisions of Section 5.3 above, in any event, the additional interest rate under the same section, together with the additional interest rate under this Section 5.4, for the deviation from the Financial Criteria, will not exceed 1.5%.

The “Deviation Date” – the publication date of the financial statements that indicate the deviation.

A.	If the Company deviates from the financial criteria under the Company’s reviewed or audited consolidated Financial Statements (hereinafter: the “Deviation”), the annual interest rate that the unpaid balance of the Bonds (Series A) will bear will be increased by the additional interest rate for the Deviation, above the interest rate as it was at the time, before the change, for the period that begins from the Deviation Date and until the full repayment of the unpaid principal balance of the Bonds (Series A) or until the date of the publication of the Company’s Financial Statements whereby the Company meets all of the financial criteria, whichever is earlier, if the interest rate is not increased prior thereto for the Lowered Rating as stated in Section 5.3 above. In the event of an increase in the interest rate prior thereto due to a decrease in rating as stated in Section 5.3 above, the increase of the interest rate due to the deviation from the Financial Criteria at the subject of this subsection a will be limited such that the additional annual interest for the reduction of the rating and non-compliance with the Financial Criteria will not exceed 1.5% in any event.

B.	In the event in which a Deviation from the Financial Criteria occurs as stated, no later than the end of one business day from the publication of the Company’s audited or reviewed Financial Statements (as applicable), the Company will publish an immediate report in which the Company will state: (a) the non-compliance with the aforesaid undertaking, while specifying the financial criteria on the date of the publication of the financial report; (b) the updated rating of the Bonds (Series A) based on the most recent rating report published before the date of the immediate report; (c) the precise interest rate that the principal of the Bonds (Series A) will bear for the period beginning from the current Interest Period and until the Deviation Date (the interest rate will be calculated based on 365 days per year) (hereinafter: the “Original Interest” and the “Original Interest Period”, respectively); (d) the interest rate that the balance of the principal of the Bonds (Series A) will bear as of the Deviation Date and until the upcoming actual interest payment date, i.e.: the Original Interest with the addition of the additional annual interest rate (the interest rate will be calculated based on 365 days per year) (hereinafter: the “Updated Interest”), if the interest rate was not increased prior thereto, if increased, due to a decrease in the Rating as stated in Section 5.3 above, if it occurs, in which case the increase of the interest rate for the Deviation from the financial criteria at the subject of this Subsection will be limited such that the addition of the annual interest for the Lowered Rating and/or non-compliance with the Financial Criteria will not exceed 1.5% in any event; (e) the Weighted Interest Rate that is paid by the Company to the Bondholders (Series A) on the upcoming interest payment date, arising from the provisions of Subsection (b) and (c) above; (f) and the annual interest rate reflected from the Weighted Interest Rate; (g) the annual interest rate and the biannual interest rate (the biannual interest will be calculated as the annual interest divided by the number of interest payments per year, i.e. divided by two) for the subsequent periods.

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C.	In the event in which the Deferral Date occurs during the days beginning four days before the effective date for the payment of any interest and ending on the subsequent interest payment date (hereinafter: the “Deferral Period”), the Company will pay the Bondholders (Series A) on the subsequent interest date, the Original Interest alone, while the interest rate arising from the addition of the interest in a rate equal to the additional annual interest rate during the Deferral Period will be paid on the following interest payment date. The Company will provide notice in an immediate report of the precise interest rate for payment on the following interest payment date.

D.	In the event of a deviation from the Financial Criteria in a manner that impacts the interest rate that the Bonds (Series A) will bear as stated above in subsection (a) above or subsection (e) below, the Company will inform the Trustee thereof in writing within one business day from the date of the publication of the Financial Statements as stated.

E.	It is clarified for the avoidance of doubt that in the event that after the Deviation the Company publishes its audited or reviewed Financial Statements (as applicable), based on which the Company meets all of the aforesaid financial criteria, the interest rate that will be paid by the Company to the Bondholders (Series A) will be reduced on the relevant payment date of the interest, for the period in which the Company met the financial criteria, which shall begin on the date of the publication of the Financial Statements that indicate compliance with the financial criteria, such that the interest rate that the unpaid balance of the principal of the Bonds (Series A) will bear will be the interest rate determined in the Tender, insofar as the interest rate was not increased prior thereto due to a decrease in the rating of the Bonds (Series A) as stated in Section 5.3 above and/or for a Deviation in another financial criteria as stated in this Section 5.4 above, as published by the Company in an immediate report regarding the results of the issuance (in any event, the interest rate that the Bonds will bear will not be less than the interest rate determined in the Tender) or another interest rate determined following a decrease in the Rating of the Bonds (Series A) as stated in Section 5.3 above. In such a case, the Company will act in accordance with the provisions of Subsection (b) through (d) above, mutatis mutandis, as applicable and with respect to the Company’s compliance with the same financial criteria.

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It shall be clarified that an update to the interest rate following a change in the rating or following non-compliance with the financial criteria will be examined separately, without one impacting the other, and subject to the aggregate maximum interest for the Lowered Rating and for non-compliance with the Financial Criteria not exceeding a rate of 1.5% per year. The additional interest for the Lowered Rating, if applicable in accordance with Section 5.3 above, will continue to apply in the case in which the Company met the Financial Criteria as well. Therefore, accordingly, if there is an interest addition a Lowered Rating, the interest rate will be actually updated only after the rating that is given to the bonds of the Company as stated in Section 5.3 above. It shall be further clarified that arrears interest, if applicable, will be added to the interest rates set forth above.

F.	The examination regarding the Company’s compliance with the financial criteria will be performed on the date of the publication of the Financial Statements by the Company and as long as the Bonds (Series A) exist in circulation with respect to the annual/quarterly Financial Statements that the Company is required to publish until the same date.

The Company will specify within the annual board of director’s report and in the notes to the quarterly financial statements, as applicable, its compliance or non-compliance with the financial criteria.

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For the avoidance of doubt, it shall be clarified that subject to the above, the additional interest payments as a result of the Lowered Rating as stated in Section 5.3 above and/or as a result of the Company’s non-compliance with the financial criteria as stated in this Section 5.4 above are aggregated. Therefore, in the event that a Lowered Rating occurs, while in addition the Company deviates from the financial criteria, the Bondholders (Series A) will be entitled to an increase in the interest rate as stated above, provided that the additional annual interest for the Lowered Rating or non-compliance with the Financial Criteria does not exceed 1.5%.

The Company undertakes to act such that, to the extent that it is in its control, the Bonds (Series A) are Rated by a Rating Company during the entire duration of the Bonds (Series A), and for the same purpose, the Company undertakes to pay the Rating Company the payments that it has undertaken to pay to the Rating Company, and to provide the Rating Company with the reasonable reports and information required thereby in the framework of the engagement between the Company and the Rating Company. In this regard, among other, the non-performance of payments that the Company has undertaken to pay to the Rating Company and the failure to provide reasonable reports and information required by the Rating Company in the framework of the engagement between the Company and the Rating Company will be deemed to be reasons and circumstances that are under the Company’s control. In the event in which the Rating of the Bonds (Series A) ceases or the Rating Company is replaced, the Company will publish an immediate report thereof, and will state the reasons for the cessation of the rating or replacement of the Rating Company, as applicable. The Company does not undertake to refrain from replacing the Rating Company or to refrain from terminating the engagement therewith during the duration of the Bonds (Series A). In the event in which the Company replaces a Rating Company that is the only Rating Company that rates the Bonds (Series A) at the time of the replacement and/or terminates the work of a Rating Company (in the event in which it is not the only Rating Company), the Company undertakes to report the same in an immediate report and to inform the Trustee and the Bondholders thereof, and state the reasons for the change of the Rating Company in its notice, no later than one Trading Day from the date of the replacement as stated and/or the date of the decision to terminate the work of the Rating Company, whichever is earlier. It shall be clarified that the provisions above will not derogate from the right of the Company to replace the Rating Company or terminate the work of the Rating Company at any time (in the event in which it is not the only Rating Company), at its exclusive discretion and for any reason that it sees fit.

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5.5	Interested party transactions

The Company undertakes that excluding the exempt transactions as defined below - extraordinary transactions (as defined in the Companies Law) of the Company with a controlling shareholder thereof, or extraordinary transactions of the Company with another person in which the Controlling Shareholder has a personal interest, or engagements of the Company with the Controlling Shareholder or his relative, directly or indirectly, including through a company under his control, including if he is also an officer thereof among other – regarding the terms of office and employment, and if he is an employee of the Company and is not an officer thereof among other – regarding his employment with the Company (hereinafter in this Section 5.5: “Special Transactions”), will be contingent on the consent of holders of the Bonds (Series A) in a resolution with a special majority.

The transactions set forth below (including the renewal and extension of their validity) will be considered “Exempt Transactions” regarding which no approval of holders will be required as stated in this Section 5.5 above:

(1) The transfer of assets to the Company for no financial consideration; in this regard, an allocation of shares alone will not be considered financial consideration;

(2) The release of controlling shareholders and/or interested parties from guarantees provided to third parties in connection with assets owned by the Company provided that after the release of the controlling shareholders and / or stakeholders, shall not remain guarantee of the Company in connection with those assets.;

(4) the system of agreements set forth in Chapter 9 of the Prospectus, including the Company’s management agreement as set forth in Section 9.2.2 of the Prospectus, including updates or renewal in the same terms and conditions described in the prospectus;

(5) The lease agreements set forth in Section 9.2.3 of the Prospectus, as well as new lease agreements (including with new lessees) in accordance with the main terms set forth below: (a) lease fees that will be paid to the Company will reflect annual yield of at least 12% over the net investment of the Company (equity) for the same asset at the subject of the lease agreement, after servicing the current debt for its purchase; (b) the term of the lease will be between 10 and 15 years; (c) options to extend the term of the lease, if any are granted to the lessee, will be for a total period of up to 10 years; (d) payment of the lease fees will be performed each month on a monthly basis; (e) the lessee will bear the entire liability for the operation of the income-generating asset, receipt of the licenses and permits for its operation, and the like; and (f) the lease agreements may be Triple Net, or otherwise; it is clarified that the lease agreements will include additional parallel provisions, as customary in lease agreements.

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For details regarding the terms of the aforesaid system of agreements, see Section 9.2 of the Prospectus.

(6) Providing guarantees by the controlling shareholder in favor of financing entities for the Company and/or corporations under the Company’s control;

(7) Extraordinary Transactions that meet the terms set forth in the Companies Regulations (Leniencies in Transactions with Interested Parties), 5760-2000;

(8) Engagement in policies to insure assets of the Company and/or subsidiaries and affiliated companies against the customary risks, within the policies that cover the asset portfolio of the Company jointly with the assets of the controlling shareholder, if any (while the amounts of the premium are allocated by the insurance company for the various assets in a manner in which the Company does not bear a premium in excess of its relative share of the assets);

(9) Granting an exemption from liability and officer liability insurance in the Company, including officers from the controlling shareholders;

(10) Granting letters of indemnity to the controlling shareholders and/or their relatives as set forth in Section 9.3.1 of the Prospectus, as well as new letters of indemnify in the form as updated, if at all, in accordance with the Companies Law and Regulations thereunder, as they may be from time to time;

The Company will confirm within its periodic report and alternatively will provide the trustee, at the end of March every year, with confirmation from the senior officer in the Company’s financial department that no special transactions were performed regarding which consent is required from the bondholders as stated in this Section 5.5 above (which are not exempt transactions as stated in this Section 5.5), without providing the consent of the Bondholders (Series A) as stated above. Additionally, if the aforesaid system of agreements within subsections (2) through (4) above were renewed or updated, the Company will state in the confirmation of the office or detail provided as stated that the update or renewal as stated was performed in accordance with the provisions of subsections (2) through (4) above; it is clarified that the trustee will rely on the approval of the Company as stated and will not be required to perform any additional inspection or investigation.

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5.6	As noted in section 9.2.11 of the Prospectus, Mr. Gubin has an interest-side and is Chairman of the Board of Optimum Bank, which in it, from time to time, lessee’s deposit the transferred rents. The company is committed to that after the first three months from the date of allotment; the volume of monthly rental fees will be deposited in the bank for assets shall not exceed 10% of the total monthly rent of the transferred asset.

5.7	Interest Cushion

A.	From the net issuance consideration deposited in the trust account as stated in Section 5.2.3.1 above, the Trustee will transfer to the bank account opened by the Trustee that it owns and in its name in a Bank bound in Israel, in favor of the holders of the Bonds (Series A), a total equal to the amount of the closest (to that date) interest payment for the Bonds (hereinafter, respectively: the “Interest Cushion Amount” and the “Interest Cushion Account”), while the Interest Cushion Amount will be used as a security for holders of the Bonds (Series A), until the full repayment of the Bonds (Series A). If HUD confirmations are received before the issuance of the bonds, and Section 5.2.3 above applies, the Company will irrevocably instruct the issuance coordinator to transfer the net issuance consideration directly to the Company, less the Interest Cushion that is transferred directly to the Interest Cushion Account, as set forth in Section 5.2.4 above.

B.	The signature rights in the Interest Cushion Account will be granted to the trustee alone. The funds deposited in the Interest Cushion Account will be transferred to the trustee and managed by the trustee in accordance with the provisions of Section 17 of the Trust Deed.

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C.	If, on the morning of the second day of each calendar month after the end of any calendar quarter, and if it is not a business day then on the subsequent business day (hereinafter: the “Cushion Supplement Date”), the amount deposited in the Interest Cushion Account is less than the closest to that date interest payment amount, including following the Trustee’s use of the proceeding amounts under this Deed, the Company will transfer to the Interest Cushion Account on the Cushion Supplement Date (if the same date is not business day, hen on the closest business day) an amount equal to the amount required in order for the amount deposited in the Interest Cushion Account, on the Cushion Supplement Date, to be equal to the closest interest payment amount (hereinafter, together with the amount deposited at the same time in the Cushion Account: the “Current Cushion Amount”).

D.	If on the date for the payment of principal and/or interest for the Bonds by the Company, the amount deposited in the Cushion Account exceeds the Current Cushion Amount (hereinafter: the “Surplus Amount”), the Company may instruct the trustee to make use of the Surplus Amount in order to perform payment of the principal and interest amounts that the Company owes to holders of the Bonds (Series A) under this Deed and at the request of the Company, the Trustee will provide the Company will records of the performance of a payment on the date on which the payment must be made, up to an amount of the payment that is offset under the notices of the Company or up to an amount of the Surplus Amount, whichever is lower. On the final and last payment date of the Bonds (Series A), the Company may instruct the Trustee to make use of the Current Cushion Amount and the Surplus Amount, as deposited in the Interest Cushion Account for payment for the Bonds.

E.	It is clarified that in the event that a series of bonds is expanded or if an additional interest rate applies as stated in Sections 5.3 and 5.4 above, the Company will transfer to the Interest Cushion Account the funds that will constitute the interest cushion amount for the updated interest rate, within four business days from the date of the publication of an immediate report regarding a the performance of the expansion or the change in the interest rate as stated, as applicable.

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F.	It is clarified that the failure to deposit funds in the Interest Cushion Account within five business days from the date of the completion of any interest, whether within the issuance at the subject of the Prospectus or following the occurrence of the events as set forth in this section, will constitute grounds for calling for the immediate repayment of the balance of the Bonds (Series A) in circulation as stated in Section 8.1.35 below.

G.	For the avoidance of doubt, it shall be clarified that the undertaking of the Company to transfer the funds to the Interest Cushion Account is not secured by a mechanism that will ensure the performance of this undertaking. In the event in which the Company does not meet its obligations to transfer the funds to the Interest Cushion Account, the Trustee will not be able to prevent a breach of this obligation, but rather may take the measures available to it under law and under the Trust Deed to force the Company to fulfill its obligations retroactively.

H.	It is clarified that the First Cushion Amount and the Current Cushion Amount will be the property of the Bondholders and will be held by the Trustee in trust for the Bondholders (Series A). The Company will not have any rights or claims with respect to these amounts, excluding a right to provide instructions for the Surplus Amount as stated in subsection d. above, and the Company will not be entitled to receive these funds under any circumstances.

I.	The Company undertakes that it will sign any document required in order to execute a decision as stated to perform a distribution for holders of the funds in the Interest Cushion Account based on the provisions of this Deed.

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5.8	Expenses Cushion

Without derogating from the provisions of Sections 5.6 above and 26 below, from the net issuance consideration deposited in the Trust Account as stated in Section 5.2.3.1 above, a total in the amount of USD 100 thousand (based on the exchange rate of the dollar, known on the first trading date after the tender date) will be deposited in a special bank account opened by the trustee and in its name in trust for the bondholders, which will be used for payment of the ongoing expenses and management expenses of the trustee (including for proceedings to reevaluate assets, if performed by the trustee), in the case in which the Bonds (Series A) are called for immediate repayment and/or in the case in which the Company breaches the provisions of the Trust Deed (hereinafter respectively: the “Expenses Cushion Amount” and the “Expenses Cushion Account”). The Expenses Cushion Amount will be held until the date of the full and final payment of the Bonds (Series A). After receipt of approval from the senior officer in the financial department at the Company regarding full payment of the Bonds (Series A), any remaining amount, if any, in the Expenses Cushion Account (in addition to all of the profits accrued) will be transferred to the Company in accordance with the details provided by the Company. In the case in which the Expenses Cushion Amount is not sufficient to cover the expenses of the Trustee in connection with call for immediate repayment of the Bonds (Series A) and/or a breach of the provisions of the Trust Deed by the Company, if any such event occurs, the Trustee will act in accordance with the provisions of Section 26 below. For the purpose of this Section 5.7, “Proceedings for the Revaluation of Assets” shall mean the appointment of an external and independent assessor selected by the Trustee to examine the fair values of the Company’s real estate assets.

It should be noted that the signature rights in the account will be granted to the Trustee exclusively; all of the costs of opening in the Trust Account, its management and closing will be borne by the Company. The policy of managing the funds in the Expenses Cushion Account and its performance will be determined at the sole discretion of the Company, provided that the investment is in investments as set forth in Section 17 below. The Trustee will not be liable vis-à-vis the Bondholders (Series A) and/or vis-à-vis the Company for any loss caused due to the investments as stated;

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It shall be clarified that the rights of the Company (if any) in the Expenses Cushion Account are not pledged in favor of the Trustee and/or the Bondholders. Therefore, a case may arise in which any third party (including a functionary on behalf of the court and the like) will claim that the Company has rights in the Expenses Cushion Account and that the funds deposited therein belong to the Company and/or all of its creditors, and not to the Bondholders (Series A) alone. The above will not derogate from the obligations of the Company, the controlling shareholders and officers therein as set forth in Section 34 below, which, for the avoidance of doubt, will also apply in connection with the Expenses Cushion Account.

5.9	Appointment of Representatives to the Company in Israel

The Company undertakes to appoint a representative of the Company in Israel within 90 days from the date of the issuance of the Bonds (Series A) under the prospectus (hereinafter: the “Company’s Israel Representative”), to which legal process may be served to the Company and/or an officer thereof. Service to the Company’s Israel Representative will be considered valid and binding service in connection with any claim and/or demand of the Trustee and/or the Bondholders (Series A) under this Trust Deed. On the date of the appointment of a representative of the Company in Israel, the Company will report its information in an immediate report, and provide notice to the Trustee that includes the details of the Company’s Israel Representative.

Until the appointment of the Company’s Israel Representative as stated above, the Law Offices of Fischer Behar Chen Well Orion & Co. will be the Company’s Israel Representative.

6.	Securing the Bonds

6.1	Excluding the Interest Cushion as stated in Section 5.6 above, the Bonds (Series A) are not secured by any securities or pledges or in any other manner. For details regarding the Company’s undertakings regarding the undertaking to avoid the creation of pledges, see Section 6.2 below.

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For the avoidance of doubt, it is clarified that the Trustee is not subject to and will not be subject to an obligation to examine, and in practice the Trustee has not examined and will not examine, the need to provide securities to secure the payments to the Bondholders (Series A). The Trustee was not asked to conduct, and the Trustee did not conduct in practice and will not conduct, a financial, accounting or legal due diligence as to the state of the Company’s business. In its engagement in this Deed of Trust and the Trustee’s consent to serve as a trustee for the Bondholders (Series A), the Trustee does not express an opinion, explicitly or implicitly, as to the ability of the Company to meet its obligations vis-à-vis the Bondholders (Series A). The provisions above will not derogate from the Trustee’s obligations under any law and/or the Deed of Trust, and will not derogate from the Trustee’s obligation (if such an obligation applies to the Trustee under any law) to examine the impact of changes in the Company from the date of the prospectus and thereafter, if they may detrimentally impact the Company’s ability to meet its obligations vis-à-vis the Bondholders (Series A).

6.2	Undertaking not to create pledges

6.2.1	The Company undertakes not to pledge all of its assets with a current floating charge, without receiving the prior consent of a meeting of Bondholders (Series A) to the same with a regular majority and with the quorum of holders required in order to pass a regular resolution. It should be emphasized that the Company may pledge its assets, in whole or in part, with specific charges (including a current charge on specific asset/s) and provide guarantees without requiring the consent of the meeting of Bondholders to the same; for the avoidance of doubt, it shall be clarified that subsidiaries of the Company may pledge their assets, in whole or in part, with any pledge (including a floating charge) and in any manner, without the consent of a meeting of the Bondholders (Series A) to the same and without being required to provide any security to the Bondholders (Series A) against the creation of the pledge as stated thereby.

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6.2.2	The Company will provide the Trustee with an opinion from an attorney who specializes in the relevant law applicable to the Company, whereby there is no legal obligation in the British Virgin Islands to record the undertaking of the Company to avoid creating a negative floating pledge as set forth in Section 6.2.1 above (hereinafter: the “Undertaking Not to Create Pledges”) in any register held under the laws of the British Virgin Islands. The Company will provide the Trustee, in the framework of a quarterly and/or periodic report, as applicable, with confirmation from the senior officer in the Company’s financial department that the Company has not created and has not undertaken to create a pledge contrary to the Undertaking Not to Create Pledges under Section 6.2.1 above. In addition, the Company will provide the Trustee, on December 31 of each year, with a confirmation from an attorney who specializes in the relevant law applicable to the Company, whereby the Company has not recorded any pledge in favor of any party in its registers and/or in another register held under the relevant law, contrary to its Undertaking not to Create Pledges as stated in Section 6.2.1 above. Reference from the register held in this regard under the law applicable to the Company will be attached to the attorney’s confirmation.

Subject to section 6.2 above, the Company may sell, lease, assign, provide or transfer in any manner its property, in whole or in part, in any manner, in favor of any party that it sees fit, without requiring any consent of the Trustee and/or the Bondholders (Series A) as applicable. The Company is not required to inform the Trustee of a transfer or sale of any of its assets, unless the sale or transfer is one that pertains to a “material asset of the Company,” as defined in Section 8.1 below, and is not required to inform the Trustee of the creation of any pledge on its assets, excluding as set forth in Section 6.2 above.

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6.3	The Company undertakes not to take loans from financial institutions that he is not incorporated in Israel, and not to give pledges to financial institutions that not incorporated in Israel, everything - except with respect to credit transactions which could be made by US financial institutions for the purpose of hedging transactions on the exchange rate of the shekel against the US Dollar “in relation to any bonds issued by the company.

6.4	Financial Undertakings

Until the date of the full, final and precise repayment of the debt under the terms of the Bonds (Series A), and the fulfillment of the other obligations of the Company vis-à-vis the Bondholders (Series A) under this Deed of Trust and the terms of the Bonds (Series A), the Company will meet, at all times, the financial conditions set forth below:

(1)	The Company’s consolidated equity (excluding minority rights) will not be less than USD 100 million (this amount is not index-linked) (hereinafter: the “Equity Condition” or the “Minimal Capital”);

(2)	The ratio of the Company’s consolidated equity (including minority rights) to the total balance sheet will not be less than 28% (hereinafter: the “Capital to Balance Sheet Ratio Condition” or the “Capital to Minimum Balance Sheet Ratio”);

(3)	The adjusted net financial debt to adjusted EBITDA ratio will not exceed 13 (hereinafter: the “Debt to EBITDA Ratio Condition” or the “Maximum EBITDA to Debt Ratio”).

“Adjusted Net Financial Debt” and “Adjusted EBITDA” – as defined in Section 5.4 above. It shall be clarified that in the event of the purchase of one or more income-generating asset, the calculation of the financial criteria will be performed while adding to the adjusted EBITDA of the adjusted EBITDA that is generated by the same asset, while amending the adjusted EBITDA of the asset to the terms of a full year.

The examination regarding the Company’s compliance with the financial criteria contained in Subsection (1) through (3) above will be performed on the date of the publication of the Financial Statements by the Company and as long as the Bonds (Series A) exist in circulation, with respect to the quarterly/annual financial statements that the Company is required to publish by the same date.

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The Company will specify in Directors’ Report or Financial Statements quarterly and annual reports, as applicable whether it has or has not complied with the financial criteria set forth in subsections (1) through (3) above, and will state in the note to the financial statement as stated the relevant calculation regarding each of the financial criteria set forth above. In addition, within five business days from the date of publication of the relevant financial statements, the Company shall transfer to the Trustee approval of a senior officer in the finance area regarding compliance or non-compliance with financial covenants of the company as stated, together with the relevant calculation.

In the event that the Company’s equity falls below the minimum equity and/or the Capital to Balance Sheet Ratio falls below the minimum ratio and/or the Debt to EBITDA Ratio exceeds the Maximum Debt to EBITDA Ratio, the Company will provide written notice thereof to the Trustee, and will report with an immediate report on MAGNA regarding this data and the implications of the data in accordance with this Section, no later than the end of one business day after the publication of the Financial Statements (quarterly and annual). For the purpose of this Section, a report on MAGNA will not be considered to be a report to the Trustee.

Non-compliance with the Equity Condition during two consecutive quarters or non-compliance with the Capital to Balance Sheet Ratio Condition during two consecutive quarters and/or non-compliance with the Debt to EBITDA Ratio during two consecutive quarters will serve as grounds to call for the immediate repayment of the entire unpaid balance of the Bonds (Series A), as set forth in Sections 8.1.14 and 8.1.15 below (respectively).

6.5	Limitations to the Distribution of Dividends

The Company undertakes that it will not perform any distribution (as defined in the Companies Law), including will not declare, pay or distribute any dividend unless all of the terms set forth below are met:

(1)	The balance of the profits and funds that are accrued as of June 30 , 2015 will not be distributable and will not be taken into account for the purpose of a distribution on the basis thereof;

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(2)	The distribution amount will not exceed 40% of the net profit after tax that is recognized in the most recent consolidated financial statements of the Company (quarterly or annual, as applicable), less Gains / losses arising from changes in the accounting approach under which the reports were prepared and less net revaluation profits/losses (that have not yet been realized) arising from a change in the fair value of the assets with respect to the fair value as of June 30, 2015 or the date on which the assets were purchased, whichever is later (hereinafter: “Revaluation Gains/ Losses” and jointly: the “Distributable Profits”). It shall be clarified that: (a) in the case of the sale of a revaluated asset (exercised), revaluation profits/losses for the same asset will be added/removed (as applicable) from the distributable profits, that are recognized and/or will be recognized in the Company’s consolidated financial statements for the periods from July 1, 2015 or previous periods; (b) the distributable profits for which no distribution was performed in a certain quarter will be aggregated to the following quarters;

(3)	The Company’s equity (excluding minority rights) at the end of the last quarter, before the distribution of dividends, less the dividends distributed, will not be less than USD 120 million (this amount will not be linked to the index);

(4)	The equity to balance sheet ratio, as defined in Section 6.4(2) above, will not be less than 30%, as a result of the said distribution;

(5)	The Company will provide the Trustee with confirmation whereby the Company’s board of directors has discussed and determined that on the date of the resolution of the board of directors to perform a distribution, there are no “warning signs” in the Company as defined in Article 10(b)(15) of the Reporting Regulations, provided that if such warning signs exist as stated above, the Company’s board of directors has determined that they will not serve to indicate liquidity problems in the Company;

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(6)	The Company meets the financial criteria set forth in Section 6.4 above and the Company has not breached any and/or part of its obligations vis-à-vis the Bondholders (Series A).

The above in subsections (1) through (5) will be hereinafter jointly: the “Dividend Limitation.”

The Company will provide the Trustee, within three business days after approval of the distribution by the Company’s board of directors and before the performance of the distribution, with confirmation of the Company’s auditor regarding the Company’s compliance with the Dividend Limitation (including the details of the relevant calculation) and confirmation of the Company under subsection (6) above.

The Company will specify in the framework of the quarterly or annual board of director report and in the notes to the financial statements, as applicable, the total distributable profits as of the date of the relevant report.

7.	Early Redemption

7.1	Early repayment initiated by the Stock Exchange

In the event that the Stock Exchange decides to delist the Bonds from trade because the value of the Series of Bonds is less than the amount set forth in the guidelines of the Stock Exchange regarding delisting from trade, the Company will act as follows:

a)	Within 45 days from the date of the decision to delist from trade as stated, the Company will provide notice of an early repayment date in which the Bondholder may redeem them.

b)	The early redemption date with respect to the Bonds will occur no earlier than 17 days from the date of the notice’s publication and no later than 45 days from the aforesaid date, but shall not apply in a period between the effective date for the payment of interest and the actual payment date thereof.

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c)	On the early redemption date, the Company will redeem the Bonds that the holders thereof request to redeem, based on the balance of their par value in addition to the interest that has accrued on the principal until the actual redemption date (the calculation of the interest will be performed on the basis of 365 days per year).

d)	Determination of the early redemption date as stated above will not harm the redemption rights set forth in the Bonds for any of the Bondholders that do not redeem them on the early redemption date as set forth above; however, the Bonds will be delisted from trade in the Stock Exchange, and will be subject to the tax implications that arise as a result.

Early redemption of the Bonds as stated above will not grant any of the Bondholders that redeems them as stated with the right to an interest payment for the period following the redemption date.

The Company will publish a notice of the early redemption date in an immediate report. The notice as stated will also specify the early redemption consideration amount.

7.2	Early repayment initiated by the Stock Exchange

The Company may, at its exclusive discretion, call for the early redemption of the Bonds (Series A), as of 60 days from the listing for trade in the Stock Exchange, in which case the following provisions will apply – all subject to the instructions of the Securities Authority and the provisions of the bylaws of the Stock Exchange and the guidelines thereunder, as they may be at the relevant date:

The frequencies of the early redemptions will not exceed one per quarter.

In the event that early redemption is determined in a quarter in which an interest payment is also scheduled, or a date for payment of partial redemption or a date for payment of final redemption, the early redemption will take place on the date scheduled for the payment as stated.

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In this regard, a “quarter” shall mean each of the following periods: January-March, April-June, July-September, October-December.

The minimum scope of each early repayment will not be less than NIS 10 million. Notwithstanding the above, the Company may perform early redemption in a scope of less than NIS 10 million, provided that the scope of the redemptions will not exceed one per year.

Any amount that is paid in early repayment by the Company will be repaid with respect to all of the Bondholders (Series A), pro-rata based on the par value of the Bonds (Series A) that are held thereby.

Upon the passing of a resolution by the Company’s board of directors regarding the performance of early redemption as stated above, the Company will publish an immediate report with a copy to the Trustee no less than seventeen (17) days and no more than forty five (45) days before the early redemption date. The early redemption date will not occur during the period between the effective date for the payment of interest for the Bonds (Series A) and between the actual date for the payment of the interest. In the immediate report as stated, the Company will publish the principal amount that will be repaid in the early redemption, as well as the interest that has accrued for the amount of the principal as stated until the early redemption date, in accordance with the provisions below.

Early redemption will not occur for part of a series of Bonds (Series A) if the last redemption amount is less than NIS 3.2 million.

Should the Company make partial early redemption, the Company will pay the accrued interest only for the redeemed, nor on any unpaid balance of the bond (which are not redeemed on the date of the partial early redemption).

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On the partial early redemption date, if any, the Company will issue an immediate report about: (1) the partial redemption rate in terms of the unpaid balance; (2) the partial redemption rate in terms of the original series; (3) the partial redemption interest rate on the redeemed part; (4) the interest rate that will be paid in the partial redemption, calculated regarding the unpaid balance; (5) update of the partial redemption rates that remain, in terms of the original series; (6) the effective date for eligibility to receive the early redemption of the principal of the Bonds that will exist twelve (12) days before the date determined for the early redemption.

The amount that will be paid to the Bondholders (Series A) in the event of early redemption will be the amount that is the higher of the following: (1) the market value of the balance of the Bonds (Series A) in circulation which is determined based on the average closing price of the Bonds (Series A) in thirty (30) trading days before the date on which the board of directors resolves to perform the early redemption; (2) the undertaking value of the Bonds (Series A) available for early redemption in circulation, i.e. the principal in addition to interest until the date of the actual early redemption; (3) the balance of the cash flow of the Bonds (Series A) that are available for early redemption (principal in addition to interest), when discounted based on the yield of the government bonds (as defined below) with an addition of 2.5% per year. Discount of the Bonds (Series A) available for early redemption will be calculated as of the early redemption date and until the last payment date determined with respect to the Bonds (Series A) available for early redemption.

In this regard: “yield of government bonds” shall mean the average yield (gross) for redemption during a period of seven business days, ending two business days before the date of the notice of the early redemption of three series’ of unlinked government shekel bonds with fixed interest whose average lifespans are the closest to the average lifespan of the Bonds (Series A) at the relevant date.

The Company will provide the Trustee, within five trading days from the date of the Board of Director’s resolution, with confirmation from the auditor of the Company regarding calculation of the payment amount.

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8.	Right to Call for Immediate Payment

8.1	Upon the occurrence of one or more of the events listed in this section below, the provisions of Section 8.2 will apply, as applicable:

8.1.1	In the event that the Company does not pay any amount owed therefrom in connection with the bonds or does not meet any of its other material obligations vis-à-vis the holders.

8.1.2	In the event that the Company files a stay of proceedings order or in the event that a stay of proceedings order is given against the Company or if the Company files a motion for a settlement or arrangement with creditors of the Company under Section 350 of the Companies Law, or if the Company proposes a settlement or arrangement to its creditors in another manner as stated, all – provided that the Company is unable to meet its obligations on time (excluding for the purpose of a merger with another company as stated in Section 8.1.22 below and/or a change to the structure of the Company or a division that is not prohibited under the terms of this Deed, excluding making arrangements between the Company and its shareholders and/or holders of option warrants (that are exercisable into shares) of the Company, that are not prohibited under the terms of this Deed and will not impact the ability to repay the Bonds (Series A)).

8.1.3	If a request is filed under Section 350 of the Companies Law against the Company (without its consent) that is not rejected or dismissed within 45 days from the date of its submission.

8.1.4	In the event that the Company passes a liquidation resolution (excluding liquidation for purposes of merging with another company as stated in Section 8.1.22 below) or if a fixed and final liquidation order is given by a court and/or a fixed liquidator is appointed for it.

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8.1.5	In the event that a temporary liquidation order is given and/or a temporary liquidator is appointed and/or any judicial decision of a similar nature is given, and such order or decision as stated is not rejected or dismissed within 45 days from the date on which the order is given or the decision made, as applicable. Notwithstanding the above, the Company will not be given any remedial period with respect to applications or orders that are filed or given, as applicable, by the Company or with its consent.

8.1.6	In the event that an application is filed for receivership or to appoint a receiver (temporary or permanent) for the Company or a material asset of the Company (as defined below), or if an order is given to appoint a temporary receiver that is not rejected or dismissed within 45 days from the submission or granting, as applicable; or, if an order is given to appoint a fixed receiver for the Company or for a material asset of the Company (as defined below). Notwithstanding the above, the Company will not be given any remedial period with respect to orders or requests that are given or filed, as applicable by the Company or with its consent.

8.1.7	If an attachment is placed on a material asset of the Company (as this term is defined below) or execution actions are performed in connection with a material asset of the Company (as this term is defined below) and the attachment is not removed or the action is not terminated, as applicable, within 45 days from the date on which it is applied or performed, as applicable. Notwithstanding the above, the Company will not be given any remedial period with respect to orders or requests that are given or filed, as applicable by the Company or with its consent.

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8.1.8	If the holders of pledges are exercised or the pledges that they have on a material asset of the Company (as this term is defined below).

8.1.9	If there is a real concern that the Company will not meet, or the Company has failed to meet its material obligations vis-à-vis holders of the Bonds (Series A). It is clarified that the material obligations of the Company include, inter alia, payment amounts to holders and their dates.

8.1.10	If the Company has ceased, or provided notice of its intent to cease its payments or ceases or has provided notice of its intent to cease to continue its business, as they may be from time to time.

8.1.11	If a material deterioration occurs in the business of the Company compared to its state on the data of the initial issuance of the Bonds (Series A) and there is a real concern that the Company will be unable to pay the Bonds (Series A) on time.

8.1.12	If the control of the Company is transferred, directly or indirectly, and the transfer of control as stated is not approved by holders of the Bonds (Series A) with a regular majority. The controlling shareholders of the Company, on the date of the issuance of the Bonds (Series A) are Mr. Moishe Gubin (together with his wife, Tira Gubin) and Michael Blisko. In this regard, it shall be clarified that the transfer of shares between the controlling shareholders and/or them and their relatives (as the term “relative” is defined in the Companies Law), directly or indirectly and/or by inheritance under law, will not be considered a transfer of control.

For the purpose of this Section 8.1.12 – “control transfer” –A change in control of the Company, in manner that the controlling shareholders and / or their relatives and / or successors shall cease to hold (on an aggregate holdings), directly and / or indirectly, over 50% of the shares and voting rights.

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8.1.13	If another series of bonds that is issued by the Company and listed for trade on any Stock Exchange (including a series of bonds issued in a private placement to institutional investors and / or classified as defined in the Securities Regulations (Offer of Securities to the Public), 2007 - 5767, which has been traded on the stock exchange) is called for immediate repayment (hereinafter in this section: the “Other Series”) or a material debt of the Company, as defined in this Section 8 below. In this regard, it shall be stated that, in connection with a debt that the Company owes following giving a guarantee by the Company for payment of the same debt, the grounds in this Section 8.1.13 will be established only if the following conditions are met: (1) the Company’s guarantee to pay the debt is not limited in amount, or is limited to an amount that exceeds the amount of the other debt (as defined above); and (2) the Company is required to pay at least an amount that is higher or equal to the amount of the other debt as stated. If the aforesaid terms are met, the grounds set forth will apply, as of the same date on which the Company is requested to pay the other debt (subject to the remedy period set forth above) and not from the date on which the same debt is called for immediate repayment, if the same dates do not overlap.

8.1.14	If the equity of the Company (excluding minority rights) is less than the minimum capital, as defined in Section 6.4(1) above due two consecutive quarters.

8.1.15	If the equity (including minority rights) to consolidated balance sheet ratio is less than the minimum ratio, as defined in Section 6.4(2) above during two consecutive quarters.

8.1.16	If the debt to EBITDA ratio exceeds the maximum debt to EBITDA ratio, as defined in Section 6.4(3) above during two consecutive quarters.

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8.1.17	If the Company has performed a distribution contrary to the dividend limitation provisions, as set forth in Section 6.5 above.

8.1.18	If the rating of the Bonds (Series A) by the rating company is lowered to a rating that is lower than ilBBB (BBB minus)or a rating parallel thereto. In the case of replacing the rating company, the Company will provide the trustee with a comparison of the rating scales of the replaced rating company and the rating scales of the new rating company.

For the purpose of this section below, it shall be emphasized that in the event that the Bonds (Series A) are rated by more than one rating company, an examination of the rating based on the grounds for calling for immediate repayment above will take place, throughout, based on the lower rating among them.

8.1.19	If the Company sells to another/others all of its assets or its main assets, and the holders of the Bonds (Series A) do not consent to the sale in advance with a decision passed with a regular majority. For the purpose of this subsection – “Sale to Another” – sale to any third party (including the controlling shareholder of the Company and/or corporations under his control), excluding a sale to corporations that are fully held by the Company; “Main Assets of the Company” – an asset or a number of assets the value of which and/or the aggregate value of which (as applicable) in the most recent consolidated financial statements published before the occurrence of the relevant event exceeds 50% of the scope of its assets in the consolidated balance sheet of the Company based on the financial statements as stated.

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8.1.20	In the event that the Company performs a change of its primary activity. In this regard, the primary activity on the date of the issuance is the field of income-generating real estate, In the field of medical institutions and / or buildings clinics (within the meaning of the terms stated in Section 7 below) which includes, inter alia, the purchase, lease and management of income-generating real estate assets in the that area. The Company will include the board of director’s report confirmation that the primary activity of the Company has not changed. Additionally, the Company undertakes to notify the trustee of a change to the primary activity as stated, if any occurs. Publication of an immediate report on the MAGNA system will not be considered notice to the trustee for this purpose.

8.1.21	In the event that a merger was performed with the prior consent of the holders of the Bonds (Series A) with a regular majority, unless the Company or the absorbing company declared (as applicable) vis-à-vis the holders of the Bonds (Series A), including through the trustee, at least 10 business days before the date of the merger, that there is no reasonable concern following the merger that the absorbing company will be unable to uphold its obligations vis-à-vis the holders of the Bonds (Series A). The provisions of this section will not derogate from the other grounds for calling immediate repayment granted to the holders of the Bonds in accordance with this section 8.1 above and below. Additionally, as of the period of 30 days before the date of the planned merger and until the merger date, all of the grounds listed in this Section 8.1 above and below will apply with respect to the absorbing company, as if it was the Company. With respect to the provisions of this Deed that are derived from the financial statements of the Company, an examination will be performed with respect to the financial statements of the absorbing company, as it may be after the merger. In this regard, it will be emphasized and clarified that the grounds set forth in this section will not apply to a merger between corporations controlled (as defined in the Securities Law) of the Company.

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8.1.22	If trade of the Bonds (Series A) in the Stock Exchange is suspended by the Stock Exchange, excluding suspension on grounds of the creation of ambiguities as stated in the Fourth Law of the bylaws of the Stock Exchange and 60 days have transpired from the suspension date during which it was not removed.

8.1.23	If the Company is dissolved or terminated for any reason.

8.1.24	If the Company breaches the terms of the Bonds (Series A) and/or the terms of the Trust Deed with a fundamental breach, including if it is discovered that a material representation or material representations by the Company in the Bonds and/or Trust Deed are incorrect and/or incomplete, and the Trustee has notified the Company in writing that it is required to remedy the breach, and the Company fails to remedy the breach as stated within 14 days of the date on which the notice was provided.

8.1.25	If the Bonds (Series A) cease to be rated for a period exceeding 60 consecutive days following reasons and/or circumstances that are under the Company’s control. In this regard, the non-performance of payments that the Company has undertaken to make to the rating company and failure to provide information and reports reasonably required by the rating company in the framework of the engagement between the Company and the rating company will be considered reasons and circumstances that are under the control of the Company.

8.1.26	In the event that the Company expands a series of Bonds (Series A) or issues an additional series of bonds, contrary to the provisions of Section 4 above.

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8.1.27	If the Company ceases to be a reporting corporation as defined in Section 1 of the Securities Law.

8.1.28	If the Company does not publish a financial report that it is required to publish under any law, within 30 days from the deadline on which it was required to publish the same.

8.1.29	If the Bonds (Series A) are delisted from trade in the Stock Exchange.

8.1.30	If the Bonds (Series A) are not repaid on time or another material obligation provided in favor of the holders is not fulfilled.

8.1.31	If the Company breaches its obligations to avoid creating pledges as stated in Section 6.2 above.

8.1.32	Upon the occurrence of any other event that constitutes material harm and/or may cause material harm to the rights of the Bondholders.

8.1.33	If a “growing concern” note is recorded in the Company’s financial statements for a period of two consecutive quarters.

8.1.34	If the Company breaches it obligations in connection with approval of special material transactions as stated in Section 5.5 above.

8.1.35	If the Company breaches its obligations to deposit an interest cushion as stated in Section 5.6 above.

8.1.36	If the Company breaches its obligations to deposit an interest cushion as stated in Section 5.7 above.

8.1.37	If the Company has not appointed a representative in Israel in order to serve court order or if she dismissed the representative without appointing a replacement within 15 days, or if the representative resigned without appointing a replacement within 15 days of his notice to the Companying writing of his resignation.

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For the purpose of this Section 8, a “Material Asset of the Company” is an asset or assets in the aggregate of the Company or corporations under the control thereof whose assets are consolidated in the Company’s statements, the value of which, based on the most recent consolidated financial statements (audited or reviewed) of the Company, on the event date, exceeds 30% of the scope of the assets in the consolidated balance sheet of the Company based on the financial statements as stated.

For the purpose of this Section 8, a “Material Debt of the Company” shall mean a debt of the Company whose undertaking value is 10% of the total assets of the Company based on the most recent consolidated financial statements of the Company or USD 31 million, whichever is lower, based on the most recent consolidated financial statements of the Company published (whether audited or reviewed) (hereinafter: the “Financial Statements”) or a debt of an associated company, when the product of the rate of holdings (in final concatenation) in the associated company by the value of debt value of the debt constitutes 10% of the total assets of the Company based on the most recent consolidated financial statements or USD 31 million, whichever is lower.

8.2	Upon the occurrence of any of the events set forth in Sections 8.1.1 through 8.1.35 (inclusive) above, the following provisions will apply, as applicable:

8.2.1	Upon the occurrence of any of the events set forth in Sections 8.1.1 through 8.1.35 (inclusive) above, the Trustee will be required, and each of the holders may, convene a meeting of the holders of Bonds (Series A), that will convene 21 days from the date of the invitation (or a shorter time in accordance with the provisions of Section 8.2.4 below), and the agenda of which will contain a resolution regarding calling for immediate repayment of the entire unpaid balance of the Bonds (Series A) due to the occurrence of any of the events set forth in Sections 8.1.1 through 8.1.35 (inclusive) above, as applicable. The invitation will state that in the event that the Company causes the termination and/or conclusion of the relevant event set forth in Section 8.1 above, for which the meeting was convened, by the date on which the meeting will convene, the invitation for a meeting of the holders of the Bond will be cancelled as stated above.

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8.2.2	A resolution of the holders to call for the immediate repayment of the Bonds (Series A) will be passed in a meeting of holders that is attended by holders of at least fifty percent (50%) of the balance of the par value of the Bonds (Series A), with a majority of holders of the balance of the pay value of the Bonds represented in the vote or with a majority as stated in a deferred meeting of holders that is attended by holders of at least twenty percent (20%) of the balance as stated.

8.2.3	In the event in which by the date of convening the meeting as stated, none of the events set forth in Sections 8.1.1 through 8.1.35 (inclusive) above are terminated or removed, and the resolution in the meeting of holders of the Bonds (Series A) as stated is passed in the manner required as set forth in Section 8.2.2 above, the trustee will be required, within a reasonable amount of time, to call for the immediate repayment of the entire unpaid balance of the Bonds (Series A). Provided that he gives the company a written warning of 15 days of its intention to do so.

8.2.4	A copy of the invitation notice for the meeting as stated will be sent by the trustee to the Company for publication, and the invitation for the meeting will constitute prior written consent to the Company of its intent to act to call for immediate repayment of the Bonds as stated.

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8.2.5	The Trustee may, at its discretion, shorten the count of 21 days as stated in Section 8.2.1 above and/or the 15 warning days as stated (in Section 8.2.3 above) and/or not provide warning at all, in the case in which the trustee is of the opinion that there is a reasonable concern that waiting this period or providing the warning, as applicable, will harm the possibility of calling for immediate payment of the Bonds or harm the rights of holders.

8.2.6	In the event that any of the subsections of Section 8.1 above provides a reasonable period in which the Company may perform an action or make a decision as a result of which the grounds for calling for immediate repayment are terminated, the trustee or holders may call for immediate repayment as stated in this Section 8 only if the period set forth as stated transpires and the grounds are not terminated; however, the trustee may shorten the aforesaid period if it feels that the same may materially harm the rights of the holders.

8.2.7	For the avoidance of doubt, it shall be clarified that the provisions of this Section 8.2 above will not derogate from the authority of the trustee to call for immediate repayment of the Bonds (Series A) at its discretion and subject to any law.

8.2.8	Notwithstanding the provisions of this Section 8.2, in the case in which the Company requests of the trustee in writing to call an urgent representation, the provisions set forth in the Third Addendum of the Trust Deed must be followed.

8.2.9	For the avoidance of doubt, it is clarified that calling for immediate repayment will take place based on the balance of the par value of the Bonds (Series A) that have not yet been paid, including interest differentials that have accrued on the principal, while the interest is calculated for the period beginning after the last day for which interest was paid and until the actual date of immediate payment (calculation of the interest for a subpart will take place based on 365 days per year).

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8.3	For the avoidance of doubt, it is clarified that the right to call for immediate repayment as stated above and/or calling for immediate repayment will not derogate from or harm any other or additional remedy available to holders of the Bonds (Series A) or the trustee under the terms of the Bonds (Series A) and the provisions of this Deed or under law, and calling a debt for immediate repayment upon the occurrence of any of the cases set forth in Section 8.1 above will not constitute any waiver of the rights of the holders of the Bonds or the trustee as stated.

9.	Claims and Proceedings by the Trustee

9.1	In addition to any provision in this Deed and as a right and personal authority, the Trustee shall be entitled, at any time, at its reasonable discretion, and without providing additional notice, to perform any of the proceedings, including legal proceedings and motions to receive orders, as it shall see fit and pursuant to any law, for the purpose of realizing and/or defending the rights of the Holders of Bonds (Series A) and in order to enforce the Company’s performance of another of the Company’s undertakings according to the Deed of Trust. The above shall not damage and/or derogate from the rights of the Trustee to begin legal and/or other proceedings even if the Bonds (Series A) were not called for immediate repayment, all for the defense of the Bondholders (Series A) and/or for the purpose of granting any order regarding the matters of the trusteeship and pursuant to the provisions of any law. Notwithstanding the statements of this Section, it is clarified that the right to call for immediate repayment shall only be established in accordance with the provisions of Section 8 above, and not on behalf of this Section.

9.2	Pursuant to the provisions of the Deed of Trust, the Trustee is entitled but not obligated to convene a general assembly of the Bondholders (Series A) in order to discuss and/or accept its instruction for any matter relating to the Deed of Trust.

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9.3	Whenever the Trustee shall be obligated according to the terms of the Deed of Trust to perform any action, including commencing proceedings or filing actions according to the request of the Bondholders (Series A), as stated in this Section, the Trustee shall be entitled, at its sole discretion, to delay the performance of any said action until it receives instructions from the general assembly of Bondholders (Series A) and/or the instructions of the court how to act, provided that the convening of the assembly or the petition to the court shall be performed on the first possible date. For the removal of doubt it shall be clarified that the Trustee shall not be entitled to delay the performance of actions or proceedings as stated in the event in which the delay may harm the rights of the Bondholders (Series A).

9.4	The Trustee shall be entitled, pursuant to any special resolution of the Bondholders (Series B) as stated above, to waive the conditions that it shall see fit regarding the existence of the those undertakings, entirely or partially, of the Company.

9.5	The Trustee is entitled, prior to performing any legal proceedings, to convene an assembly of Bondholders (Series A) in order for the Holders to determine which proceedings to take for the realization of their rights under this Deed. Similarly, the Trustee shall be entitled to again convene the assembly of Bondholders (Series A) for the purpose of receiving instructions for any matter relating to the management of the proceedings as stated, provided that the convention of the assembly shall be performed on the first possible date under the provisions of the second supplement to the Deed of Trust and the delay of the proceedings shall not harm the rights of the Holders.

10.	Trust of Proceeds

All of the funds held from time to time by the Trustee, excluding his wages, expenses and the repayment of any debt therefor, in any manner including but not limited to as a result of calling the Bonds for immediate repayment and/or as a result of the proceedings that it will conduct, if any, against the Company, will be held thereby in trust and shall remain in its possession for the purposes and in the priority as follows: First – the clearance of expenses, payments, levies and undertakings incurred by the Trustee, placed thereon or caused as a result of the actions of managing the trusteeship or in another manner in connection with the terms of the Deed of Trust, including its salary (and under the condition that the Trustee will not receive its salary from both the Company the Bondholders). Second – the payment of any other sum according to the ‘indemnification undertaking’ (as the term is defined in Section 26.1 below); third – the payment to the Series A Bondholders carried out in installments according to Section 26.4.2 below;

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The balance will serve for the purposes within the following priority: (a) first – in order to pay the Holders the arrears interest for the Bonds they are owed according to the Bonds (Series A) conditions pari-passu, and in a relative manner to the sum of the arrears interest which each of them are owed without preference or precedence towards any of them; (b) second – in order to pay the Holders of Bonds (Series A) the interest sums that they are owed according to the Bonds held thereby, pari-passu, that the date of their payment has not yet occurred and in a manner that is relative to the sums to which they are owed, without any preference in connection with the issuance ahead of time of the Bonds (Series A) by the Company or in another manner; (c) third – in order to pay the Holders of Bonds (Series A) the principle arrears they are owed according to the conditions of the Bonds pari-passu, and in a manner relative to the sum of the principle in arrears which each of them are owed without any preference or precedence to any of them; (d) fourth – in order to pay the Holders the principle sums they are owed according to the Bonds held thereby pari-passu, whether the time came for the removal of the principle sums or not, in a manner relative to the sums they are owed, without any preference in connection with the issuance ahead of time of Bonds (Series A) by the Company or in another manner; the balance – if existing, will be paid to the Company by the Trustee or vice versa, as applicable.

Withholding tax will be deducted from the payments to the Bondholders (Series A), as long as there is an obligation to deduct it according to any law.

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It shall be clarified that if the Company must bear any of the expenses but does not do so, the Trustee will act reasonably to receive the sums as stated from the Company and in the event that it will succeed in receiving them, they will be held thereby in trust and will serve in its possession for the purposes and according to priority as detailed in this Section.

11.	Authority to Demand Payment to Holders through Trustee

The Trustee is entitled to instruct the Company in writing to transfer to the Trustee’s account (for the Bondholders) part of the payment (interest and/or principle) which the Company must pay to the Holders, such that the said sum that is designated for repayment shall be transferred to the account of the Trustee (for the Bondholders) no later than one business day before repayment date to the Bondholders, for the purpose of financing proceedings and/or expenses and/or the salary of the Trustee under this Deed. The Company is not entitled to refuse to act in accordance with the notice as stated, and shall consider it as fulfilling one of its undertakings vis-à-vis the Holders if it shall prove that it transferred the entire requested sum into the account of the Trustee as stated. The above shall not release the Company from its debt to bear the expense payments and the salary as stated when it is obligated to bear them according to this Deed or by any law. Similarly, the above shall not derogate from the obligation of the Trustee to act reasonably to acquire the sums to which the Holders are entitled from the Company, which will serve to finance the proceedings and/or expenses and/or the salary of the Trustee according to the Deed of Trust.

12.	Powers to Delay the Distribution of Funds

Notwithstanding the statements of Section 10 above, if the financial sum, which will be received as a result of performing the proceedings as stated above and which will be called at any time for a distribution in accordance with Section 10 above, shall be less than NIS 1 million, the Trustee shall not be obligated to distribute it and it shall be entitled to invest the said sum, entirely or partially, in investments permitted according to the Deed of Trust as set forth in Section 17 below. If these investments and their profits, together with additional funds that are received by the Trustee for are a sum that is not sufficient to pay the aforesaid amount, the Trustee shall pay them to the Holders in accordance with the set of priorities as stated in Section 10 above. In the event in which up to the earlier of: the closest interest/principle payment date or a reasonable time after receiving the said financial sum, the Trustee shall not be in possession of a sum that is sufficient to pay at least NIS 1 million as stated, the Trustee shall be entitled to distribute the funds in its possession to the Bondholders.

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Notwithstanding the provisions of this Section 12 above, the Bondholders (Series A) shall be entitled, according to a decision passed thereby, to instruct the Trustee to pay them the funds received by the Trustee and called for distribution, as stated in Section 10 above, even if their sums amount to less than NIS 1 million, pursuant to the provisions of the Stock Exchange’s Articles of Association, as shall be at that time. Notwithstanding the above, the payment of the Trustee’s salary and the Trustee’s expenses shall be paid from the said funds immediately upon reaching their date (and regarding the expenses already paid by the Trustee, the sums shall be returned to the Trustee immediately upon the funds arriving in the Trustee’s possession) even if the funds that the Trustee received are less than NIS 1 million as stated.

13.	Notice of Distribution

The Trustee shall notify the Bondholders (Series A) of the date and place where any payment was performed from among the payments mentioned in Sections 10-12 above, in an advance notice of 14 days that shall be sent in the manner set forth in Section 27 below. After the date determined in the notice, the Bondholders (Series A) shall be entitled to interest according to the rate determined in the Bonds, only for the balance of the principle sum (if existing) after deducting the sum that was paid or called for payment to them, as stated.

14.	Refraining from Payment for a Reason Which is not Dependent on the Company

14.1	Any sum to which the Bondholders (Series A) are entitled and was not paid in practice on the date set forth for its payment, for a reason independent of the Company, while the Company was ready and able to pay it, shall not bear interest from the date set forth for its payment and the Bondholders (Series A) shall be only be entitled to those sums to which they were entitled on the date set forth for the repayment of the payment at the expense of the principle and / or the interest. Interest rate and / or interest on arrears, where relevant.

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14.2	The Company shall deposit with the Trustee, on the earliest date possible after the date set forth for payment, the sum of the payment that was not paid on time, as stated in Section 14.1 above, and shall provide written notice based on the addresses found in its possession, if any, to the Bondholders (Series A) of the said deposit, and the said deposit shall be considered as removing that payment to the Holder and in the event of removing that is entitled for that Bond, it shall also be considered as a deposit of the Bond (Series A) by the Company. The above will not derogate from the obligations of the Company to bear the wages of the Trustee and its expenses, all in accordance with the provisions of this Deed.

14.3	Any sum held by the Trustee in trust for the Holders shall be deposited by the Trustee in a bank and will be invested thereby, in its name or its order, at its discretion in investments permitted to it according to Section 17 below. If the Trustee did so, it shall only be obligated to those eligible for those sums for the consideration that it shall receive from the realization of the investments, less the expenses connected to the said investment, including for the management of the trust account and less its salary and debt payments and it shall pay to those eligible against the evidence that will be requested thereby to its full satisfaction. After the Trustee will receive notice from the Holder of the removal of the impediment as stated, the Trustee will transfer to the Holder all of the funds accumulated for the deposit and derived from the exercise of their investment, less all of the reasonable expenses and trust account management fees and less any tax by law. The payment will be performed against the presentation of that evidence, which shall be accepted by the Trustee, regarding the right of the Holder to receive it.

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14.4	The Trustee shall hold these funds and shall invest them according to the provisions of Section 17 below, until the end of one year from the final date for the repayment of the Bond (Series A), but the Trustee shall return the accumulated sums in its possession (including their profits) less its expenses and less its salary and other expenses which it expended in accordance with the provisions of this Deed (such as salaries of service providers, etc.) to the Company and the Company shall hold these sums in trust for the Bondholders (Series A) entitled to those sums for a period of up to the end of seven (7) years from the final repayment date of the Bonds (Series A), and regarding the funds that will be transferred to it by the Trustee as stated above, the provisions of Subsection 14.3 above shall apply to it, mutatis mutandis. Funds that are not demanded from the Company by the Bondholders (Series A) at the end of seven (7) years from the final payment date of the Bonds (Series A) will be transferred to the Company’s ownership after 30 days from providing notice to the aforesaid holders by the Company, in writing, based on the addresses listed in its possession, if any, and it may use the remaining funds for any purpose.

14.5	The Company shall provide written confirmation to the Trustee of the return of the sums as stated in Section 14.4 above, and regarding their receipt in trust for the Bondholders (Series A) and it shall indemnify the Trustee for any action and/or expense and/or damage of any kind that will be caused to it due to and for the transfer of the funds as stated, unless the Trustee acted with negligence (excluding negligence exempted by law as shall be from time to time), with a lack of good faith or with malice.

15.	Receipt by Bondholders and Trustee

15.1	A signed receipt from the Bondholder (Series A) or a reference from a member of the Stock Exchange regarding the execution of the transfer or the execution of the transfer via the TASE Clearing House for the principle and interest sums paid thereto by the Trustee for the Bonds shall absolutely release the Trustee for all matters related to the essence of executing the payment of the sums denominated in the receipt.

15.2	A receipt from the Trustee regarding the deposit of the principle and interest sums in its possession for the benefit of the Bondholders (Series A) as stated, shall be considered a receipt from the Bondholders (Series A) for the purpose of the statements of Section 15.1 above, in relation to the release of the Company for all connected to the execution of the payment of the sums denominated in the receipt.

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15.3	The sums distributed as stated in Sections 10 and 12 above shall be considered as payment at the expense of the repayment of the Bonds (Series A).

16.	Presentation of Bonds to the Trustee; Registration in Connection with Partial Payment

16.1	The Trustee may demand from the Bondholders (Series A) to present the Trustee, upon any interest payment or partial payment of principal and interest, with the Certificate of the Bonds (Series A) for which the payments are made. A Bondholder (Series A) will be required to present the Certificate of the Bond as stated, provided that the above will not require the Bondholder (Series A) to bear any payment and/or expense and/or impose on the Bondholder (Series A) liability and/or any debt.

16.2	The Trustee may record on the certificate of the Bonds (Series A) a note regarding the amounts paid as stated above, and the date of their payment.

16.3	The Trustee may, in any special case at its discretion, waive the presentation of the Certificate of Bonds (Series A) after being provided by the Bondholder (Series A) a waiver and/or guarantee that is sufficient to its satisfaction for damage that may be caused as a result of the non-registration of the note as stated, all as it sees fit.

16.4	Notwithstanding the above, the Trustee may, at its reasonable discretion, hold records in another manner regarding partial payments as stated.

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17.	Investment of Funds

All of the funds that the Trustee may invest under the Deed of Trust will be invested thereby in one of the four largest banks in Israel, provided that the rating of the bank is not less than AA in its name or for its deposit, in investments as it sees fit, all subject to the terms of the Deed of Trust, provided that it deposits in bank deposits, treasury funds issued by the Bank of Israel and/or government bonds issued by the Bank of Israel of the United States Government alone and/or similar securities issued by the United States Government.

In the event that it does so, it will only owe to those entitled to the same amounts the consideration received from the exercise of the investments, less its fees and expenses, charges and expenses related to the aforesaid investment and managing the trust accounts, the fees and less the obligatory payments applicable to the trust account, and the Trustee will act in accordance with the provisions of Sections 12 and/or 14 above, as applicable, with the balance of the funds as stated.

18.	Company’s Undertakings vis-a-vis Trustee

The Company hereby undertakes vis-à-vis the Trustee and Bondholders, as long as the Series A Bonds have not yet been fully repaid, as follows:

18.1	To maintain and manage the Company’s business in an orderly, proper and effective manner.

18.2	To manage orderly account books in accordance with the GAAP, and to maintain records, including the documents used as references therefor (including pledge and mortgage deeds, accounts and receipts) in its offices, and to allow the Trustee and/or any authorized representative of the Trustee to review, at a time coordinated with the Company in advance, no later than 5 business days from the date of the Trustee’s written request, any record and/or document as stated that the Trustee requests to review. In this regard, an authorized representative of the Trustee shall mean a person that the Trustee appoints for the purpose of a review as stated, with written notice of the Trustee that is provided to the Company before the review as stated, subject to the obligation of confidentiality subject to the provisions of Section 31.12 below.

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18.3	To notify the Trustee in writing, as early as reasonably possible and no later than three business days after being made aware of any case in which an attachment is placed on a material asset of the Company (as this term is defined in Section 8.1 above) and in any event in which a receiver, special manager and/or temporary and/or permanent receiver and/or trustee who is appointed in the framework of a request for a stay of proceedings under Section 350 of the Companies Law, against the Company is appointed with respect to a material asset of the Company, and to take, at its expense, any reasonable means required in order to remove such an attachment or terminate the receivership, liquidation or management, as applicable.

18.4	To inform the Trustee in writing, immediately upon the Company being made aware and no later than three trading days, of the occurrence of one or more of the cases listed in Section 8.1 above and its subsections. The provisions of this Section and all of its subsections will be performed by the Company without taking into account the curing and waiting periods listed in Section 8.1 above, if any.

18.5	To provide the Trustee, no later than the end of 30 days from the date of the issuance of the Bonds (Series A) under this Deed with a repayment schedule for payment of the Bonds (principal and interest).

18.6	To provide the Trustee with written notice, signed by a senior officer of the Company, no later than five business days from the date of a written request of the Trustee, of the performance of any payment to the Bondholders and of the balance of the amounts that the Company owes at the same date to the Bondholders after the performance of the aforesaid payment.

18.7	To provide the Trustee immediately upon its delivery with any report that it is required to submit to the Securities Authority. An immediate report in the MAGNA system of the Securities Authority and any report or information that is published (in full) by the Company on the MAGNA system will be considered to have been provided to the Trustee. Notwithstanding the above, at the Trustee’s request, the Company will provide the Trustee with a printed copy of the report or information as stated.

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18.8	To provide the Trustee with copies of notices and invitations provided to the Company, as stated in Section 27 of this Deed.

18.9	To ensure that the senior financial officer of the Company will provide, within a reasonable time, to the Trustee and/or the individuals that it so instructs, with any explanation, document, calculation or information relating to the Company, its business and/or assets that are required, at the reasonable discretion of the Trustee, for the purpose of examinations performed by the Trustee in order to protect the Bondholders.

18.10	To invite the Trustee to be present at the general meetings (whether in annual general meetings or special general meetings of the Company’s shareholders) of the Company’s shareholders (without rights to participate or vote), held in Israel. Publication of an invitation to a general meeting of the shareholders of the Company in the MAGNA system will be considered to be an invitation of the Trustee for the purpose of this Section. As long as the Company is a bonds company (as this term is defined in the Companies Law) – it shall provide the Trustee with signed minutes of the meetings of shareholders within three business days from the date on which the said minutes are signed.

18.11	As long as the Bonds (Series A) are not yet repaid in full, to provide the Trustee with the reports and statements as follows:

18.11.1	Annual audited financial statements of the Company, no later than the dates set forth under the Securities Law, even in the event in which the Company ceases to be a reporting corporation.

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18.11.2

If the Company is a public company (as defined in the Companies Law) – a copy of any document that the Company transfers to all of its shareholders or all of the Bondholders, and details of any information that the Company transfers to them in another manner, including any report submitted under law to the Securities Law in order to be published publicly (immediate reports), immediately upon their publication. As long as the Company is a private company that is a bonds company – to provide the Trustee with a copy of any document that the Company transfers to all of the Bondholders and the details of all of the information that the Company transfers to them in another manner, including any report submitted under law to the Securities Authority in order to be published publicly (immediate reports), immediately upon their publication.

18.11.3	To provide the Trustee, upon its first written request, with written confirmation, signed by an accountant, stating that all of the payments to the Bondholders have been paid on time, and the balance of the par value of the Bonds in circulation.

18.11.4	In the event that the Company ceases to be a reporting corporation, the Company will provide the Trustee, in addition to the provisions of Sections 18.2 -18.11 above, with annual, quarterly and immediate reports, Which will be signed by a senior officer in the finance area and by the Comas set forth below:

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(a)	Annual reporting including the information set forth in Appendix 5.2.4.8 of Chapter 4 Part 2 (management of investment funds and provision of credit) in Part 5 (principles of the management of business), in the consolidated circular of the Ministry of Finance - Division of Capital Markets, Insurance and Savings[1] (hereinafter: the “Chapter for Management of Investment Assets in the Circular by the Ministry of Finance”) or as updated from time to time, no later than 60 days from the date on which the Company was required to publish the annual reports if it was a reporting corporation;

(b)	Quarterly reporting including the information set forth in the Chapter for Management of Investment Assets in the Circular by the Ministry of Finance, as updated from time to time, no later than 30 days from the date on which the Company was required to publish the quarterly reports if it was a reporting corporation;

(c)	An immediate report in the case that one of the events occurs listed in Appendix 5.2.4.10 of the Chapter for Management of Investment Assets in the Circular by the Ministry of Finance, as updated from time to time. The report will be provided on the date on which the Company was required to report about the occurrence of the event based on Article 30(b) of the Reporting Regulations.

18.12	To provide the Trustee, at its written request, within a reasonable time, any affidavit and/or declaration and/or documents and/or details and/or additional information regarding the Company (including explanations, documents and calculations regarding the Company, its business or assets) and even to order its accountant and legal advisors to do so, at the reasonable written request of the Trustee, if the Trustee reasonably believes that the information is required by the Trustee in order to apply and use the authorities, powers and authorizations of the Trustee and/or its counsel under the Deed of Trust, including information that may be essential and required in order to protect the rights of the Bondholders, provided that the Trustee acts in good faith, subject to the undertaking of confidentiality as stated in Section 31.12 below.

1 http://ozar.mof.gov.il/hon/2001/law/Codex.asp

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18.13	To provide the Trustee with all of the reports or notices as set forth in Section 35j of the Law.

18.14	No later than ten business days from publication of the annual or quarterly financial statements of the Company, as applicable, the Company will provide the Trustee with detailed written confirmation, signed by the senior officer in the Company’s financial department, regarding its compliance or non-compliance with each of the financial conditions set forth in Section 6.4 of this Deed, in addition to a detail of the calculation relevant to each financial condition.

18.15	No later than 10 business days from the publication of the Company’s annual or quarterly financial statements, and as long as this Deed is in effect, the Company with provide the Trustee with a written confirmation of the Company, signed by the authorized signatories on its behalf as well as the chairman of its board of directors and/or its CEO, that in the period from the date of the Deed and/or the date of the previous approval provided to the Trustee, whichever is later, and until the date on which the approval is provided, to the best of its knowledge, no breach occurred on the part of the Company of this Deed and the terms of the Bonds (Series A), unless stated explicitly therein otherwise.

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18.16	On April 10 of each year, for the previous calendar year, and as long as this Deed is in effect, the Company will provide the Trustee with confirmation, signed the by Company’s senior officer of the performance of all of the interest payments and/or payments on account of the principal, in connection with the Bonds (Series A), that are due to be paid before the date of the confirmation, and the payment date, as well as the balance of the par value of the Bonds from this series, which are still in circulation as of the date of the confirmation, as well as confirmation from a directors of the Company and its CEO that during the year ending on December 31, there was no breach on the Company’s behalf of the terms and limitations set forth in the Deed of Trust (including the same limitations and specification conditions in the Deed and the Bonds, with respect to which the Trustee requests that the Company refer in the confirmation), unless explicitly stated otherwise in the aforesaid confirmation.

18.17	To notify the Trustee in writing of any change to its name or address.

18.18	The Trustee may instruct the Company to immediate report on the MAGNA system, on behalf of the Trustee, any report in the form as provided in writing by the Trustee to the Company, and the Company shall be required to provide the report as stated.

18.19	The Trustee will maintain the confidentiality of the information sent to him according to this Section, will not reveal it to anyone else and will not make any use of it, unless the discovery or use thereof is required in order to fulfill the Trustee’s position by law, according to the Deed of Trust, To protect the rights of bond holders, or according to a court order.

18.20	The Company will notify the Trustee of any non-compliance with any foreign covenant at the earliest possible point and no later than 3 business days from the date of non-compliance with the foreign covenant or within 5 business days from the date on which notice was given by the affiliate company regarding the non-compliance with any foreign covenant, as applicable, as well as the expected implications of this non-compliance in accordance with the Company’s agreements with that entity. It shall be clarified, that as long as the Company did not fulfill any foreign covenant and it will be given an extension in order to fulfill the foreign covenant, the extension shall not be considered, regarding this Section alone, as a fulfillment of the covenant the Company will notify the Trustee of the non-compliance of the foreign covenant as stated.

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For the purpose of this section -

“Foreign covenant” – a material financial condition of the Company and any affiliated company of the Company, in the framework of the agreement with a financial institution or with another entity which provided the Company with material credit.

“Material financial condition” – a financial condition, for which the non-compliance thereof will constitute grounds for the immediate repayment of the relevant debt.

“Material credit” - credit constituting at least 25% of the consolidated equity of the Company (including minority rights). Regarding an associated company - credit that multiplies the rate of the Company’s holdings (in final concatenation) in the associated company constituting at least 25% of the consolidated equity of the Company (including minority rights).

Notwithstanding the provisions of Section 27 below, the Company will transfer to the Trustee written notice of the non-compliance with Foreign Covenant in addition to any immediate report published by the Company in the matter, if published.

19.	Additional Liabilities

19.1	18.1. If the Bonds are called for immediate repayment, as defined in Section 8 above, the Company will perform, from time to time and at any time required by the Trustee, all of the reasonable actions in order to enable the operation of all of the powers granted to the Trustee, and in particular, the Company will perform the following actions, no later than seven business days from the date of the Trustee’s request:

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19.1.1	Declare the declarations and/or sign all of the documents and/or perform and/or cause the performance of all of the actions required or necessary in accordance with the law in order to give effect to the operation of the powers, authorities and authorizations of the Trustee and/or its counsel under this Deed of Trust.

19.1.2	Provide all of the notices, deposits and instructions that the Trustee sees fit and necessary in order to apply the provisions of the Deed of Trust.

19.2	For the purposes of this Section – written notice, signed by the Trustee, that confirms that an action requested thereby, in the framework of its authorities, is a reasonable action, constitutes prima-facie evidence thereof.

20.	Counsel

20.1	The Company hereby irrevocably appoints the Trustee as its counsel to execute and perform in its name and place all of the actions that it must perform under the terms included in this Deed, and to act in its name generally with respect to the actions that the Company must perform under this Deed and has not performed, or to perform some of the authorities granted thereto, and to appoint any other person as the Trustee sees fit, and to perform its position under this Deed, subject to the Company failing to perform the actions that it must perform under this Deed within 14 days, as determined by the Trustee from the date of the Trustee’s demand, provided that it acted reasonably.

20.2	An appointment under Section 20.1 above shall not obligate the Trustee to perform any action, and the Company hereby exempts the Trustee and its agents in advance in the event in which it does not perform any action, and the Company waives in advance any claim vis-à-vis the Trustee and its agents for any damage caused or that may be caused to the Company directly or indirectly, for this, on the basis of any action that is not performed by the Trustee and its agents as stated above.

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21.	Other Agreements

Subject to the provisions of the law and the limitations imposed on the Trustee by law, the fulfillment of the Trustee’s position under this Deed or its position as a trustee will not prevent it from engaging with the Company in other agreements or performing transactions therewith during the ordinary course of its business, provided that the same does not create a conflict of interests with serving as a trustee for the Bondholders (Series A).

22.	Reports on Matters Relating to Trusteeship

22.1	The Trustee will be required to submit a report regarding the actions performed in accordance with the provisions of Section 35h1 of the Securities Law.

22.2	The Trustee will prepare, by June 30 of each year, for the previous calendar year, an annual report of the Trustee’s affairs (hereinafter: the “Annual Report”).

22.3	The Annual Report will include a report of extraordinary events in connection with the trusteeship that occurred during the past year.

22.4	The Trustee will publish (itself or through the Company at the request of the Trustee) the Annual Report on the MAGNA system.

22.5	In the event that the Trustee becomes aware of a material breach of this Deed and/or of the terms of the Bonds (Series A) on the part of the Company, based on public publications of the Company or under a notice of the Company to the Trustee under Section 18.4 above, it will notify the Bondholders (Series A) of the breach and the measures that it has taken to prevent or enforce the fulfillment of the Company’s obligations by the Company, as applicable. This obligation will not apply with respect to an event that is published by the Company under law. This obligation of the Trustee is subject to its actual knowledge of the breach event as stated.

22.6	The Trustee will update the Company of any report filed under this Section 22.

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23.	Wages and Coverage of Trustee’s Expenses

The Company will pay the Trustee its fees as set forth in Appendix 23 of this Deed.

24.	Special Powers

24.1	The Trustee may deposit all of the deeds and documents that indicate, represent and/or set forth its right in connection with the trusteeship at the subject of this Deed, including in connection with any asset that it possess at the time, in a safe and/or another place determined, with an banker and/or banking company and/or with an attorney.

24.2	23.2. The Trustee may, within the performance of the trusteeship under the Deed of Trust, commission any opinion or the counsel of any attorney, accountant, appraiser, assessor, broker or other expert (hereinafter: the “Consultants”) and act in accordance with their conclusions, whether the opinion or counsel was prepared at the request of the Trustee or the request of the Company and the Trustee will not be responsible for any loss or damage caused as a result of any action or omission performed thereby on the basis of the counsel or opinion as stated, unless determined in an absolute judgment that the Trustee acted negligently (excluding negligence exempt under law as it may be from time to time) and/or in bad faith and/or maliciously. The Company will bear all of the expenses of hiring the Consultants appointed as stated, provided that the Trustee will provide the Company with notice five days in advance of its intent to receive an expert opinion or counsel as stated, provided that the expenses are reasonable.

24.3	Any counsel and/or opinion as stated may be provided, sent or received by a letter, telegram, facsimile, email and/or other electronic means of transferring information, and the Trustee will not be responsible for actions performed on the basis of advice and/or an opinion or knowledge transferred via one of the methods mentioned above although it contains errors and/or was not authentic, unless the same errors could have been discovered in a reasonable inspection.

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24.4	Subject to any law, the Trustee will not be required to notify any party of the signature of the Deed of Trust, and will not be permitted to intervene in any manner in the management of the Company’s business or affairs, other than based on the authorities that will be granted to the Trustee in this Deed or as agreed by the Company and the Bondholders (Series A) and the Trustee. The provisions of this Section will not limit the Trustee in actions that it must perform in accordance with the Deed of Trust.

24.5	The Trustee will use in the trusteeship the powers, authorizations and permissions granted thereto under the Deed of Trust, at its absolute discretion and subject to the other provisions of this Deed. In the event that the Trustee does not, it will not bear liability for any damage and/or loss and/or expense that is caused to the Company and/or the Bondholders and/or that it may bear following any action and/or omission performed by the Trustee, including as a result of mistakes in discretion, unless determined in an absolute judgment that the Trustee acted negligently (excluding negligence that is exempt under law as it may be from time to time) or in bad faith or maliciously or contrary to the provisions of this Deed, all in accordance with and subject to the provisions of the law.

24.6	Unless explicitly determined otherwise by Law or the provisions of this Deed, the Trustee is not required to act in a manner which is not expressly detailed in this Deed of Trust so that any information, including about the Company and/or in connection with the Company’s ability to meet its obligations to bondholders comes to his attention, and this is not his role.

25.	Trustees’ Power to Engage Agents

The Trustee may, in the framework of managing the trusteeship’s business, appoint agent/s that will act in its place, whether an attorney or another person, in order to perform or participate in the performance of special actions that must be performed in connection with the trusteeship and pay reasonable waves to any such agent, and without derogating from the generality of the above, to take legal proceedings. The Trustee may pay at the expense of the Company the wages of any such agent, including by way of offsetting from amounts that it owes, and the Company will return to the Trustee immediately upon its first request any expense as stated, all provided that prior to the appointment of the agent as stated, all provided that the Trustee has provided the Company with notice in advance regarding the appointment of agents as stated.

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It is clarified that the appointment of an agent as stated will not derogate from the liability of the Trustee for its actions and those of its agents.

26.	Indemnification of the Trustee

26.1	The Company and the Bondholders (on the relevant effective date as stated in Section 26.6 below, each for its obligations as stated in Section 26.4 below) hereby undertakes to indemnify the Trustee and all of its officers, employees, agents or an expert that it appoints and/or that are appointed by the Trustee under the provisions of this Deed of Trust and/or under a lawful decision that is passed in a meeting of Bondholders (Series A) under the provisions of this Deed of Trust (hereinafter: the “Parties Eligible for Indemnification”):

26.1.1	Any damage and/or loss and/or financial charge under a judgment (for which a stay is not granted) or based on a settlement that has ended (if the settlement relates to the Company, and the Company provides its consent to the settlement) the grounds of which are related to actions performed by Parties Eligible for Indemnification or that they are required to perform under the provisions of this Deed and/or under law and/or an instruction of a competent authority and/or any law and/or at the request of the Bondholders (Series A) and/or at the request of the Company; and

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26.1.2	For the fees of the Parties Eligible for Indemnification and the expenses incurred and/or that will be incurred, and for any damage and/or loss that they sustain due to actions performed by the Parties Eligible for Indemnification or that they are required to perform under the provisions of this Deed, and/or under law and/or an instruction of the competent authority and/or under any law and/or at the request of the Bondholders (Series A) and/or at the request of the Company and/or in connection with use of the powers and authorities provided by virtue of this Deed, and in connection with any legal proceedings, opinion of an attorney and other experts, negotiations, discussions, expenses, claims and demands with respect to any matter and/or item performed and/or that is not performed in any manner with respect to the matter herein.

All provided that:

26.1.3	The Parties Eligible for Indemnification do not demand indemnification in advance regarding any manner that cannot be delayed (without harming their right to retroactive indemnification);

26.1.4	It is not determined in a final judicial decision that the Parties Eligible for Indemnification acted in bad faith and that the action was performed other than in the fulfillment of their positions, other than in accordance with the provisions of the law and/or other than under this Deed of Trust;

26.1.5	It is not determined in a final judicial decision that the Parties Eligible for Indemnification were negligent with negligence that is not exempt under law, as it may be from time to time;

26.1.6	It is not determined in a final judicial decision that the Parties Eligible for Indemnification acted maliciously;

An indemnification undertaking under this Section 26.1 will be hereinafter: an “Indemnification Undertaking.”

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It is agreed that in any event in which it is claimed against the Parties Eligible for Indemnification that (1) they acted in bad faith or other than in the fulfillment of their roles, or not in accordance with the provisions of the law or the Deed of Trust, and/or (2) they were negligent with negligence that is not exempt under law and/or (3) acted maliciously – they will be entitled to indemnification immediately upon their request for payment of the Indemnification Undertaking amount; however, if it is determined in a final judicial decision that they did in fact act as claimed against them as stated above, the Parties Eligible for Indemnification will return the Indemnification Undertaking amounts paid to them.

26.2	Without derogating from the rights to compensation provided to the Trustee under law and subject to the provisions of this Deed and/or the obligations of the Company under this Deed, the Parties Eligible for Indemnification will be entitled to indemnification from the funds received by the Trustee in the proceedings taken regarding the obligations that it has undertaken, with respect to reasonable expenses incurred following the performance of the trusteeship or in connection with such actions, which in their opinion are required to be performed and/or in connection with use of the powers and authorities provided by virtue of this Deed and in connection with all types of legal proceedings, opinions of attorneys and other experts, negotiations, discussions, claims and demands regarding any matter and/or action that is performed and/or not performed in any manner with respect to this, and the Trustee may delay the funds available thereto and paid from them the amounts required in order to pay the indemnification as stated. All of the said amounts will have priority over the rights of the Bondholders (Series A) and subject to the provisions of any law, provided that the Trustee acts in good faith and in accordance with the obligations imposed thereon under any law and under this Deed. For the purpose of this Section, an action of the Trustee that is approved by the Company and/or the Bondholders will be considered an action that is reasonably required.

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26.3	Without derogating from the Indemnification Undertaking in Section 26.1 above, in the event that the Trustee is required, under the terms of the Deed of Trust and/or under law and/or an instruction of a competent authority and/or any law and/or at the request of the Bondholders (Series A) and/or at the request of the Company to perform any action including but not limited to commencing proceedings or filing cases at the request of the Bondholders (Series A) as stated in this Deed, the Trustee will be required to refrain from taking any such action until it receives, to its satisfaction, a financial deposit to cover the Indemnification Undertaking (hereinafter: the “Financing Cushion”) in the amount required, with first priority from the Company, and in the case in which the Company still has not deposited the entire financing deposit on the date required to do so by the Trustee, provided that the Parties Eligible for Indemnification have taken the actions reasonable under the circumstances, required to collect the aforesaid amounts from the Company, the Trustee will contact the Bondholders (Series A) that hold the Bonds (Series A) on the effective date (as stated in Section 25.6 below), with a request that they deposit the Financing Cushion amount, each its ‘relative share’ (as this term is defined below). In the event in which the Bondholders (Series A) do not actually deposit the entire “Financing Cushion” amount required, the Trustee will not be subject to the obligation to take any action or relevant proceedings. The provisions above will not exempt the Trustee from taking an urgent action required in order to prevent material detrimental harm to the rights of the Bondholders (Series A).

The Trustee is authorized to determine the “Financing Cushion” amount and may again create an additional cushion as stated from time to time, in the amount determined thereby. It shall be clarified that the payment by the holders under this Section will not release the Company from its obligation to bear the aforesaid payment.

26.4	The indemnity undertaking:

26.4.1	Shall apply to the Company in any event of: (1) actions performed at the discretion of the Trustee and/or under any law and/or that are required to be performed under the terms of the Deed of Trust or in order to protect rights of the Bondholders (including due to a demand of a holder that is required for the sake of protection as stated); and (2) actions performed and/or required to be performed at the request of the Company, including due to a demand as stated.

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26.4.2	Shall apply to Holders that hold, on the effective date (as stated in Section 26.6 below) in any event of: (1) actions performed and/or that are required to be performed at the demand of the Bondholders (excluding actions which, as stated, are taken at the demand of Holders in order to protect the rights of the Bondholders); and (2) non-payment by the Company of the indemnification undertaking amount applicable thereto under Section 26.3 above (subject to the provisions of Section 26.6 below) and provided that the Parties Entitled to Indemnification have taken the reasonable actions under the circumstances required to collect the aforesaid amounts from the Company. It shall be clarified that the payment in accordance with subsection (2) above will not derogate from the obligation of the Company to bear the indemnification undertaking in accordance with the provisions of Section 26.4.1 above.

26.5	In any event in which the Company does not pay the entire amount required to cover the Indemnification Undertaking and/or does not deposit the entire Financing Cushion amount, as applicable, and/or the Holders are called to deposit the Financing Cushion amount under Section 26.3 above, provided that the Parties Entitled to Indemnification have taken the reasonable actions under the circumstances required to collect the aforesaid funds from the Company, the following provisions shall apply:

26.5.1	The funds will be collected in the following manner:

26.5.1.1	First - the amount will be financed from the interest and/or principal that the Company is required to pay to the Bondholders (Series A) after the date of action. It is clarified that in the event that use is made of the same amounts by the Trustee, since the Company has not paid all of the amounts required to cover the “indemnification undertakings” and/or has not deposited the entire amount of the “financing cushion,” the same amounts will not be considered to have been repaid by the Company on account of the Bonds in favor of the Bondholders;

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26.5.1.2	Second - if, in the Trustee’s opinion, the amounts deposited in the Financing Cushion are insufficient to cover the “indemnification undertaking,” the holders that hold on the Effective Date (as stated in Section 26.3 below) will deposit the missing amount, in accordance with the relative share (as this is defined), with the Trustee.

“Relative Share” shall mean: the relative share of the Bonds (Series A) held by the Holder on the relevant effective date as stated in Section 26.3 below of the total nominal value in circulation at the time. It is clarified that calculation of the relative share will remain effective even if after the same date a change occurs to the nominal value of the Bonds held by the Holder.

It shall be clarified that Bondholders that bear liability to cover expenses as stated in this Section above may bear expenses as stated in this section above in excess of their relative share, and in such a case, the priority will apply to the repayment of the funds in accordance with the provisions of Section 10 of this Deed.

26.6	The effective date for the determination of the obligation of a Holder in an Indemnification Undertaking and/or payment of the Financing Cushion is as follows:

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26.6.1	In any event in which the Indemnification Undertaking and/or payment of the Financing Cushion is required due to an urgent resolution or action required in order to prevent material detrimental harm to the rights of the Bondholders (Series A), without a prior decision of the meeting of Bondholders (Series A) – the effective date for the obligation will occur at the end of the trading day of the day on which the action is taken or the decision is made, and if the same day is not a trading day, on the previous trading day.

26.6.2	In any event in which the Indemnification Undertaking and/or payment of the Financing Cushion is required based on a resolution of the meeting of Bondholders (Series A) – the effective date for the obligation will be the effective date for participation in the meeting (as this date is determined in the assembly notice).

26.7	25.7. Payment of any amount imposed on the Company under this Section 26 by the Holders in lieu of the Company will not release the Company from its obligation to bear the aforesaid payment.

26.8	With regard to the priority of the reimbursement to Holders that bear payments under this Section from the receipts by the Trustee, see Section 10 above. The Trustee will act reasonably to return funds as stated that are paid by the Holders in place of the Company from the Company.

27.	Notices

27.1	Any notice on behalf of the Company and/or Trustee to the Bondholders will be provided through a report on the MAGNA system of the Securities Authority (the Trustee may instruct the Company and the Company will be required to immediate report on the MAGNA system on behalf of the Trustee, regarding any report in the form provided in writing by the Trustee to the Company), and in the cases set forth below only also by way of publishing a notice in two daily newspapers with broad distribution, which are published in Israel in the Hebrew language: (a) an arrangement or settlement under Section 350 of the Companies Law; (b) a merger. Any notice that is published or sent as stated will be considered to have been provided to a Bondholder on the date on which it was published as stated (in the MAGNA system or newspapers, as applicable).

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27.2	Any notice or demand on behalf of the Trustee to the Company or on behalf of the Company to the Trustee may be provided in a letter sent via registered mail based on the address set forth in the Deed of Trust, or based on another address of which one party shall inform the other in writing (including an email address) or through dispatch via email or an agent, and any notice or demand will be considered to have been received by the Company: (1) in the event of dispatch via registered mail – three business days from the day on which it is sent via mail; (2) in the event of dispatch via email (with telephone verification of its receipt) – one business day from the date on which it is sent; (3) in the event of delivery by courier – upon the delivery by courier to the recipient or its offer for acceptance of the recipient, as applicable.

28.	Waivers, Compromises, and Changes to the Deed of Trust

Subject to the provisions of any law, excluding regarding (1) payment dates under the Bonds (but including a technical change to the dates or effective date for payment), (2) changes in the interest rate, including adjustments of the interest arising from non-compliance with the financial criteria or a change to the rating, (3) undertakings of the Company in connection with the financial conditions and their breach (4) undertakings of the Company in connection with the distribution of dividends, (5) the provisions pertaining to the expansion of a series, (6) provisions related to the law applicable to this Deed, (7) grounds for calling for immediate repayment (9) negative pledge provisions, (10) restrictions on transactions with controlling shareholders and (11) reports that the Company is required to provide the Trustee, the Trustee may, from time to time and at any time when, in its opinion, there will not be harm to the rights of the Bondholders (Series A), waive any breach or non-fulfillment of any of the terms of the Bonds or the non-fulfillment of any of the terms of the Deed of Trust by the Company.

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Subject to the provisions of any law and with the prior approval of the Bondholders in a special resolution, the Trustee may, whether before or after the principal of the Bonds (Series A) is called for payment, settle with the Company in connection with any right or claim of the Bondholders (Series A), waive any right or claim of the Bondholders (Series A) or any of them vis-à-vis the Company under the Deed of Trust and the Bonds (Series A) and agree with the Company to any arrangement of their rights, including to waive any right or claim of the Bondholders (Series A) vis-a-vis the Company under this Deed.

In the event that the Trustee settles with the Company, waives any right or claim of the Bondholders (Series A) or agrees with the Company to any arrangement of rights of the Bondholders (Series A) after receiving the prior consent of the meeting of Bondholders (Series A) as stated above, the Trustee will be exempt from liability for this action, as approved by the general meeting, provided that the Trustee does not breach a fiduciary duty and does not act in bad faith or maliciously or with negligence that is not exempt under law, in the implementation of the resolution of the general meeting.

Without derogating from the provisions above, subject to the provisions of any law, the Company and the Trustee may, whether before or after the principal of the Bonds is called for payment, change the Deed of Trust and its appendices (including a change to the terms of the Bonds (Series A)) if one of the following is met:

(a)	If the Trustee is convinced that the change does not harm the Bondholders (excluding regarding For which the matters listed above in paragraphs (1) to (11) in section 28) provided that he has notified the Bondholders (Series A) of the same in writing.

(b)	The change is approved by the Bondholders (Series A) in a special resolution.

The Company has provided the Bondholders with notice through an immediate report published on the MAGNA of any change as stated above, before its occurrence.

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In any event of use of the Trustee’s right under this Section, the Trustee may demand from the Bondholders (Series A) that they provide it or the Company with the Certificates of the Bonds in order to record a note thereon regarding any settlement, waiver, change or amendment as stated, and at the request of the Trustee, the Company will record such a note. In any event of use of the Trustee’s right under this Section, it will inform the Bondholders (Series A) thereof in writing within a reasonable time.

29.	Register of Bondholders

29.1	The Company will keep and manage in its registered offices a register of Bondholders (Series A) in accordance with the Securities Law, which is open for the review of any person.

29.2	The Company will not be required to record in the register of Bondholders (Series A) any notice regarding explicit, implicit or estimated trusteeship, or a pledge or lien of any kind or any equitable right, claim or offsetting or any other right, in connection with the Bonds (Series A). The Company will solely recognize the ownership of a person in whose name the Bonds are recorded, provided that its legal inheritors, estate managers or will executors of the registered owner and any person entitled to the Bonds, following a bankruptcy of any registered owner (or in the event of a corporation – following its liquidation) is entitled to be registered as a holder after evidence is provided which, in the opinion of the Company’s managers, is sufficient in order to prove the right of the person to be registered as the Bondholder.

30.	Release

When it is proved to the satisfaction of the Trustee that all of the Bonds (Series A) are paid, redeemed or when the Company deposits sufficient amounts of money in trust with the Trustee which will suffice for the full and final redemption, as well as when it is proved to the satisfaction of the Trustee that all of his wages and all of the expenditures made by the Trustee and/or his agents in connection with his operation according to the Deed of Trust and according to its provisions are paid to him in full, and the Trustee is required, at the Company’s first request, to act upon the monies deposited with him in respect of the Bonds (Series A) whose redemption was not requested, according to the terms stipulated in this Deed.

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31.	Appointment of the Trustee, the Trustee’s Roles, the Trustee’s Powers, and the Expiry of the Trustee’s Service

31.1	The Company hereby appoints the Trustee as a trustee for the Bondholders (Series A) alone under the provisions of Section 35b of the Securities Law, including for the parties entitled to payments under the Bonds (Series A) that are not paid after the date of payment.

31.2	The trusteeship for the Bondholders and the roles of the Trustee under the terms of this Deed will enter into force on the date of the allocation of the Bonds by the Company. The term of the Trustee’s appointment will be until the date of the convening of the holders’ meeting in accordance with the provisions of section 35B(a1) of the Securities Law.

31.3	From the date on which this Deed of Trust takes effect, the Trustee’s roles will be according to all laws and this Deed.

31.4	The Trustee will act in accordance with the provisions of the Securities Law.

31.5	The Trustee will represent the bondholders (Series A) in every matter stemming from the Company’s undertaking to them, and he will be entitled, for this purpose, to take action to exercise the rights given to the holders according to the Securities Law or according to the Deed of Trust.

31.6	The Trustee is entitled to initiate any proceeding for the purpose of protecting the rights of the holders in accordance with all laws and what is detailed in this Deed of Trust.

31.7	The Trustee is entitled to appoint agents as detailed in Section 25 above.

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31.8	The Trustee’s actions are valid even if a defect is discovered in his appointment or eligibility.

31.9	The Trustee’s signature on this Deed does not constitute an opinion on his part regarding the nature of the offered securities or desirability of investment therein.

31.10	The Trustee will not be required to notify any party of the signing of this Deed. The Trustee will not interfere in any form whatsoever in the conducting of the Company’s business or affairs and this is not included amongst his roles. Nothing in this section will restrict the Trustee in any action which he must take in accordance with the provisions of this Deed.

31.11	Subject to the provisions of all laws, the Trustee is not required to act in a manner which is not expressly detailed in this Deed of Trust so that any information, including about the Company and/or in connection with the Company’s ability to meet its obligations to bondholders comes to his attention, and this is not his role.

31.12	Subject to the provisions of all laws and what is stated in this Deed of Trust, the Trustee undertakes, by his signing this Deed, to maintain in confidentiality all information provided to him by the Company and will not disclose it to another and will not make any use thereof, unless it’s disclosure or use is required for the purpose of fulfilling his role according to the Securities Law, according to the Deed of Trust, or according to a court order. Said duty of confidentiality will apply as well to any agent of the Trustee (including any consultant, counsel, and so forth). It is clarified that the transfer of information to bondholders for the purpose of adopting a resolution relating to their rights according to the bond or for the purpose of providing report on the Company’s condition does not constitute a breach of said undertaking of confidentiality.

31.13	The Trustee is entitled to rely, in the framework of his trust, on any written document including a letter of instruction, notice, request, consent or approval, purporting to be signed by or originating from a person or entity which the Trustee believes in good faith was signed by or originated from him.

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31.14	The provisions of the Securities Law will apply to the end of the Trustee’s service.

31.15	If the Trustee’s service ended, a new trustee will be appointed in his place at a meeting of the holders.

31.16	Despite the aforesaid, a resolution of the holders on the termination of the trustee’s service and his replacement with another trustee will be done, subject to any law, at a meeting at which holders with 50% of the balance of the par value of the bonds from the relevant series are present, or at a postponed meeting at which holders with at least 10% of said balance were present, with a 75% majority of those present and attending the vote.

31.17	Subject to the provisions of all laws, the Trustee whose service ended will continue serving in his position until the appointment of another trustee. The Trustee will provide the new trustee with all of the documents and amounts accrued by him in connection with the trust which is the subject of the Date of Trust for Series A, and will sign any documents required for this purpose. Any new trustee will have the same powers, obligations, and authorities, and he will be able to act for all intents and purposes as if he was appointed as trustee in the first place.

31.18	The Company will publish an immediate report in any event of the resignation of the Trustee and/or the appointment of a different trustee.

32.	Bondholders’ Meetings

Meetings of bondholders (Series A) will be conducted as stated in the Second Supplement to this Deed.

33.	Applicable Law

The law which applies to this Date of Trust and its appendices, including the bonds, is Israeli law. In the event of any matter that is omitted from this Deed and in any event of a conflict between the provisions of the law and this Deed of Trust, the parties will act in accordance with the provisions of Israeli law.

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34.	Exclusive Jurisdiction

The exclusive court which will be authorized to adjudicate matters related to this Deed including its appendices and the bond attached as an appendix here to will be the competent court in Tel Aviv – Jaffa.

The Company, the Controlling Shareholder and the officers in the Company, who serve as will serve in the Company in the future, will not object to a request by the Trustee and/or the Bondholders (Series A) submitted to a court in Israel for the application of Israeli law regarding compromise, arrangement, and insolvency, inasmuch as it shall be submitted, will not apply of their own initiative to courts outside of Israel in order to receive protection from a proceeding initiated by the Trustee and/or the Company’s Bondholders (Series A) and will not object if a court in Israel will seek to apply Israeli law regarding compromise and arrangement and insolvency.

Similarly, the Company, the Controlling Shareholder and Officers of the Company irrevocably undertake not to raise claims against the local authority of the court in Israel in connection with the proceedings submitted by the Trustee and/or the Bondholders (Series A) of the Company.

In addition to the aforesaid, the Company undertakes to provide the Trustee, upon signing of this Deed, with irrevocable undertakings in writing by the Controlling Shareholder in the Company as well as the officers serving in the Company at the time of the signing of this Deed, and immediately after the appointment of additional officers to the Company and/or a change of the Controlling Shareholder in the Company, as applicable, an irrevocable written undertaking by said officer and/or the controlling shareholder, as applicable, (hereinafter: “Controlling Shareholder’s and Officers’ Undertakings”), not to object to the request by the Trustee and/or Bondholders (Series A) which will be submitted to a court in Israel, for the application of Israeli law regarding compromise and insolvency by the Company, inasmuch as it shall be submitted, and not to apply of their own initiative to courts outside of Israel in order to receive protection from a proceeding initiated by the Trustee and/or the Company’s Bondholders (Series A), not to petition a court outside of Israel at their initiative with any proceeding arising from the Deed of Trust (including in order to receive protection against a proceeding taken in Israel by the Trustee or by the Bondholders), not to object if a court in Israel will wish to apply Israeli law regarding compromise and arrangement and insolvency by the Company, and not to raise claims against the local authority of the court in Israel in connection with proceedings filed by the Trustee and/or the Company’s Bondholders (Series A) (including a class action and derivative action). For the avoidance of doubt, it shall be clarified that the obligations set forth above will not harm the power of the Company to protect its rights in other matters that are not included in the obligations of the controlling shareholder and officers as stated above, including and without limitation, to file claims in a court in Israel in accordance with Israeli law.

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For the avoidance of doubt it is clarified and emphasized that the undertakings by the controlling shareholder and officers shall include, expressly, and irrevocable undertaking as well not to commence, at their initiative, and insolvency proceeding according to foreign law and in a jurisdiction which is not Israel.

In light of the aforesaid and subject to the fulfillment of the controlling shareholder’s and officers’ undertakings, it is emphasized and clarified that and insolvency proceeding which is not according to Israeli law and before Israeli courts can only stem from a lawsuit by a foreign creditor.

The controlling shareholder’s and officers’ undertakings will be attached in the framework of the immediate report regarding the appointment of the officer which the Company will publish in accordance with the provisions of the law is a part of the pre-issuance reports and at the time of the appointment of any officer and/or the entry of a new controlling shareholder, all during the course of the life of the Bonds (Series A).

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35.	General

Without derogating from the other provisions of this Deed and of the Bonds (Series A), any waiver, extension, discount, silence, refraining from taking action (hereinafter: “Waiver”) on the part of the Trustee regarding nonfulfillment or partial fulfillment or improper fulfillment of any obligation to the Trustee according to this Deed and the bond (Series A) will not be considered as a Waiver on the part of the Trustee of any right, but rather limited consent to the special opportunity in which it was granted. Without derogating from the other provisions of this Deed and the bond (Series A), any change in undertakings to the Trustee requires received of the Trustee’s prior written consent. Any other consent, whether oral or by means of Waiver and refraining from taking action or in any other way which is not written will not be considered consent of any kind. The Trustee’s rights according to this Deed of Trust are individual and independent of one another, and are in addition to any right existing and/or which shall be granted to the Trustee according to law and/or agreement (including this Deed and the bond (Series A)).

36.	Trustee’s Liability

36.1	Notwithstanding what is stated in any law and anywhere in the Deed of Trust, inasmuch as the Trustee acted for the purpose of fulfilling his position in good faith and within a reasonable time, as well as ascertained the facts which a reasonable trustee would have ascertained under the circumstances, he shall not be liable to the bondholder for harm caused to him as a result of the fact that the Trustee utilized his discretion according to the provisions of section 35H(d1) or 35I1 of the Securities Law, unless it is determined in a final judgment that the Trustee acted with severe negligence. It is clarified that inasmuch as a contradiction shall be discovered between the provisions of this section and other provisions in the Date of Trust, the provisions of this section shall prevail.

36.2	If the Trustee acted in good faith and without negligence in accordance with the provisions of section 35H(d2) or 35H(d3) of the Securities Law, he will not be liable for performing said action.

37.	Addresses

The Parties’ addresses will be as detailed in the preamble to this Deed, or any other address regarding which appropriate written notice is given to the other party.

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38.	Authorization to MAGNA

In accordance with the provisions of the Securities Regulations (Signature and Electronic Reporting), 5763–2003, the Trustee hereby certifies to the entity authorized for the same on behalf of the Company, to electronically report to the Securities Authority regarding this Deed of Trust.

In witness whereof the Parties have signed:

Mishmeret Trust Services Company Ltd.	Strawberry Fields REIT, LTD

I the undersigned, Yoav Hovev, Adv., of the offices of Fischer Behar Well Orien & Co., certify that this Deed of Trust was signed by Strawberry Fields REIT, Ltd. through Mr. Nahman Eingal, whose signature binds the Company in connection with this Deed of Trust.

________________________

Adv. Yoav Hovev

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First Addendum

Certificate of Bonds (Series A)

Issuance of a series of up to NIS 273 million par value of Bonds (Series A), registered by name, bearing fixed annual interest in the rate determined by the Tender (hereinafter: the “Interest”), payable (principal) in 8 (eight) annual payments (unequal) on July 1 of each of the years 2017 through 2024 (inclusive) such that each of the 4 first payments on account of the principal will be 15 % of the principal of the total par value of the Bonds (Series A) and each of the 4 last payments on account of the principal will constitute 10% of the total principal par value of the Bonds (Series A). The interest for the Bonds (Series A) will be paid in biannual payments on July 1, 2016 and January 1 and July 1 of each of the years 2017 through 2024 (inclusive).

Bond (Series A) Registered by Name

Number     1

Par value NIS __________

Annual interest: fixed at a rate determined by the Tender.

The registered owners of the Bonds in this Certificate: Nominee Company of Mizrahi Tfahot Ltd.

1.	This certificate indicates that Strawberry Fields REIT Ltd. (the “Company”) will pay any party that is the registered owner of this Bond (the “Holder of the Bond (Series A)”) on the effective date for the same payment:

On July 1 of each of the years 2017 through 2020 (inclusive) - 15% of the principal of the par value of the Bonds (Series A) in circulation, and on July 1 of each of the years 2021 through 2024(inclusive), 10% of the principal of the par value of the Bonds (Series A) in circulation, all subject to the provisions on the overleaf and the Deed of Trust, on November 24, 2015, between the Company of the first part and Mishmeret Trust Services Ltd. and/or any party that serves from time to time as a trustee of the Bondholders under the Deed of Trust (the “Trustee” and the “Deed of Trust,” respectively).

2.	This Bond is not linked (principal and interest) to any currency or index.

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3.	The final payment of principle and the final payment of the interest will be made in exchange for provision of the bond certificates (Series A) to the Company on the date of the final payment (meaning July 1,2024) and the Company’s registered office or in any other place which the Company shall indicate.

4.	All of the Bonds (Series A) shall have an equal security rating between them (Pari Passu) in connection with the Company’s liabilities according to the Bonds (Series A) and without a priority right or preference for one over another.

5.	This Bond (Series A) is issued subject to the terms detailed on the overleaf, the terms detailed in the Deed of Trust, and the prospectus, and are not secured with any pledge.

Signed by the Company on November 24, 2015

By:

Authorized Signatory: ____________ Authorized Signatory: _______________

I the undersigned, ____________, Adv., certify that this bond certificate was duly signed by Strawberry Fields REIT, Ltd. according to its bylaws, by means of Mr. ____________________ and his signature binds the Company for purposes of this bond.

__________, Adv.

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The Terms Listed on the Overleaf

1.	General

In this (Series A) bond, the following expressions shall have the following meanings and inasmuch as they are not defined below, shall have the meaning given them in the Deed of Trust, unless a different meaning is implied by the context:

“Business Day”

or a “Bank Business Day”	Any day on which the exchange clearinghouse of most of the banks in Israel are open to carry out transactions.

“Series of Bonds”	– the bonds with a total par value of up to NIS [____] million listed by name, whose terms will be in accordance with the certificate of the Bonds (Series A) attached to the prospectus which is expected to be published in May 2015, based on which they will be issued.

“Principal” -	The unpaid par value of the (Series A) bonds.

“Special Resolution” –	a resolution passed in a general meeting of Bondholders (Series A), who are present themselves or by their counsel whose Bonds represent at least 50% of the balance of the par value of the Bonds (Series A), or in an adjourned meeting attended by the Bondholders, themselves or by their counsel, who hold at least 20% of the balance of the par value as stated, and which is passed (whether in the original meeting or adjourned meeting) with a majority of at least two thirds (2/3) of the balance of the par value of the Bonds (Series A) represented in the vote.

The “Nominee Company” –	the Nominee Company of Mizrahi Tfahot of Israel Ltd. or a nominee company that shall replace it.

“Trading Day” -	A day on which transactions are made in the Tel Aviv Securities Exchange Ltd.

“Clearing Housing of the Stock Exchange” - The Securities Authority	The Tel Aviv Stock Exchange Ltd.

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2.	The Bonds

For details regarding the Bonds (Series A), see section 2 of the Deed of Trust.

3.	Terms of Bonds (Series A)

(a)	The Bonds (Series A), registered by name, worth NIS 1 par value each. The Bonds will be payable (principal) in 8 (eight) annual payments (unequal) on July 1 of each of the years 2017 through 2024(inclusive) such that each of the 4 first payments on account of the principal will be 15% of the principal of the total par value of the Bonds (Series A) and each of the 4 last payments on account of the principal will constitute 10% of the total principal par value of the Bonds (Series A).

(b)	The unpaid balance of the principal of the Bonds (Series A) will bear fixed annual interest at the rate determined in the Tender (but subject to adjustments in the case of a change to the rating of the Bonds (Series A) and/or non-compliance with the financial criteria set forth in Sections 5.3 and 5.4, respectively, in the Deed of Trust. [2]

(c)	The Bonds (Series A) shall not be linked (principal and interest) to any index or any currency.

(d)	The interest for the Bonds (Series A) will be paid in biannual payments on January 1 and July 1 of each of the years 2017 through 2024 (inclusive).

2 It is clarified that if the Bonds (Series A) are rated by more than one reading company, the ratings test for the purpose of adjusting the interest rate to a change in rating (if and inasmuch as there shall be such a change) shall be done, at all times, according to the lower of the ratings.

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(e)	The first payment of principle in respect of the Bonds (Series A) will be on July 1,2017. The first payment of interest on the Bonds (Series A) will be paid on July 1, 2016 for the period beginning on the first trading day after the signature closing date and will end on the last day before the date of the first interest payment (meaning, June 30, 2016 ) (hereinafter: the “First Interest Period”) which shall be calculated according to the number of days during this period on the basis of 365 days per year. The interest rate which will be paid for a particular interest period (other than the first interest period) (meaning, the period which begins on the payment day of the prior interest period and ending on the last day before the payment date immediately after the commencement date) will be calculated as the yearly interest rate divided by two (hereinafter: the “Semiannual Interest Rate”). The Company will publicize, in the immediate report on the results of the tender, the initial interest rate, the interest rate which shall be determined in said tender, and the Semiannual Interest Rate.

(f)	The final payment of principle and the final payment of the interest will be made in exchange for provision of the bond certificates (Series A) to the Company on the date of the final payment (meaning July 1, 2024) and the Company’s registered office or in any other place which the Company shall indicate. Such notice by the Company will be published no later than five (5) business days before the date of the final payment.

(g)	It is clarified that a party that is not registered in the registrar on the Effective Date (as defined in the Deed of Trust) will not be entitled to payment of interest for the interest term beginning before the same date.

4.	Payments of Principal and Interest of the Bonds (Series A)

(a)	Every payment on account of the principle and/or interest which shall be paid with a delay exceeding seven (7) days from the date stipulated for its payment according to the bond terms, and this for reasons which are dependent on the Company, shall bear lateness interest as defined below, beginning on the date stipulated for its payment and until the date of actual payment. Regarding this, the rate of lateness interest shall be the interest rate on bonds as stated in section 3(B) above, as applicable, plus 5%, and all on a yearly basis (hereinafter: the “Lateness Interest”). The Company shall give notice of the rate of Interest which has accrued (inasmuch as it has accrued) as well as the date of payment, in an immediate report and this two (2) trading days before the date of actual payment.

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(b)	Payment to those who are so entitled will be done by check or bank transfer and/or by means of the Exchange Clearinghouse in favor of the bank account of the bondholders (Series A). If the Company cannot, for any reason whatsoever which is not dependent on the Company, pay any amount to those so entitled, the provisions of Section 14 of the Trust Deed will apply.

(c)	A bondholder (Series A) who so wishes, will notify the Company of the details of the bank account to be credited with payments to that same holder according to the Bonds (Series A) as aforesaid, or of a change in the details of said account or his address, as applicable, in a notice which will be sent by registered mail to the Company. The Company shall be required to act in accordance with the notice from the holder regarding said change after the passing of 15 business days from the date on which the holder’s notice reached the Company.

(d)	If a bondholder registered in the registry of holders did not timely provide the Company with details regarding his bank account to be credited with the transfer of payments to the same holder, according to the bond, every such payment will be made by check which will be sent by registered mail to his last address registered in the registry of holders. Sending of a check to one so entitled by registered mail as aforesaid will be considered for all intents and purposes as payment of the amount determined therein on the date of its sending by mail, provided that the check is deposited in the bank and actually paid.

5.	Postponement of Dates

In any event in which a date for payment on account of principle and/or interests falls on a day which is not a business day, the payment date will be postponed to the first business day thereafter, without additional payment and the “Effective Date” for the purpose of determining entitlement for redemption or interest will not change as a result.

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6.	Securing the Bonds

See Section 6 of the Deed of Trust.

7.	Refraining from Payment for a Reason Which is not Dependent on the Company

See Section 14 of the Deed of Trust.

8.	Register of Bondholders

See Section 29 of the Deed of Trust.

9.	Splitting Bond Certificates

(a)	In respect of the Bonds (Series A) registered in the name of one holder, the holder shall be issued one certificate, or at his request, he shall be issued a number of certificates in a reasonable amount (and the certificates mentioned in this section shall hereinafter be called: the “Certificates”).

(b)	Every bond certificate may be split to bond certificates where the sum of all of their par value equals the amount of the par value of the certificate whose splitting is requested, provided that said certificates shall not be issued except in reasonable amounts. We split will be done in exchange for providing that same bond certificate together with a written request signed by the registered holder given to the Company at its registered office for the purpose of carrying out the split. All of the costs involved in the split, including taxes and levies, if such shall apply, will fall on the party requesting the split.

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10.	Transfer of Bonds

The bonds may be transferred and their full par value, as well as in part, provided that it shall be in whole New Israel Shekels. Every bond transfer shall be done by a letter of transfer in an accepted wording, duly signed by a the registered holder or his legal representatives and by the recipient of the transfer orders legal representatives, which shall be provided to the Company at its registered office together with the bond certificates transferred in accordance there with as well as every other proof required by the Company for the purpose of proving the transferor’s right to transfer them. If tax or any other mandatory payment shall apply to the letter of transfer of the bonds, proof of their payment shall be provided to the Company which shall be satisfactory to the Company. The Company’s Articles of Incorporation which apply to the transfer shares which are fully paid and their assignment will apply, mutatis mutandis, as applicable, on the manner of the transfer of the bonds and their assignment. In the event of a transfer of only a portion of the amount of the determinate principle in a bond certificate, it is necessary to first split, according to the provisions of section 9 above, the certificate to a number of certificates as required by the same, in a manner such that the sum of all of the determinate principle amounts therein will be equal to the amount of the determinate principle of said bond certificate. After fulfilling all of these conditions, the transfer shall be registered in the registry, and the Company shall be entitled to require that a notice regarding said transfer be registered on the certificate of the transferred bond which will be provided to the transfer recipient or that he be issued a new bond certificate in its place, and the transferee shall be subject to all of the conditions detailed in the transferred bond certificate such that in a place that it states “the holder” it shall be seen as if it says “the transferee”, and he shall be considered as a “holder” for purposes of the Deed of Trust.

11.	Early Redemption

Regarding early redemption of the Bonds at the initiative of the Stock Exchange and early redemption at the initiative of the Company, see Section 7 of the Deed of Trust.

12.	Purchase of Bonds by the Company and/or an Affiliate

See Section 3 of the Deed of Trust.

13.	Waivers; Compromises, and Changes to the Deed of Trust

See Section 28 of the Deed of Trust.

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14.	Bondholders’ Meetings

The general meetings of bondholders (Sears A) shall be convened and shall be conducted in accordance with what is stated in the Second Supplement of the Deed of Trust.

15.	Receipt from Bondholders

See Section 15 of the Deed of Trust.

16.	Right to Call for Immediate Repayment

See Section 8 of the Deed of Trust.

17.	Notices

See Section 27 of the Deed of Trust.

18.	Applicable Law and Judicial Authority

See Sections 33 and 34 of the Deed of Trust.

19.	Order of Priorities

In the event of a contradiction between this supplement and the Deed of Trust, the Deed of Trust shall prevail.

***

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Second Addendum

Bondholders’ Meetings (Series A)

1.	Entitlement to Convening a Meeting

1.1.	The Trustee will convene a meeting of Holders if it sees that the same is necessary or at the request of one or more Bondholder (Series A) who has at least 5% (five percent) of the balance of the par value of the Bonds (Series A). In the event that those requesting the calling of the meeting are bondholders, the Trustee will be entitled to require indemnification, including in advance, from the requesters for the reasonable expenses involved.

1.2.	It shall be clarified that the indemnification demand by the Trustee shall not detract from the calling of a meeting which was called for the purpose of initiating an action designed to prevent harm to the rights of the bondholders and the indemnification demand shall not derogate from the Company’s obligation to bear the expenses involved in calling the meeting.

1.3.	The Trustee will call a meeting of bondholders within 21 days from the date on which the request that it be convened is submitted to him, on a date which shall be stipulated and of the summons, and provided that the date of convening will not be earlier than seven days and no later than 21 days from the date of the summons; however the Trustee is entitled to advance the convening of the meeting to at least one day after the summons date, if he believes that this is required for the purpose of defending the holders’ rights; should he do so, the Trustee will explain the reasons for advancing the convening date in the report regarding the meeting summons.

1.4.	If the Trustee did not call a meeting of holders, according to the holder’s request, within 21 days from the date he was requested, the holder is entitled to convened the meeting, and provided that the date of convening will be within 14 days of the end of the period in which the Trustee must call the meeting, and the Trustee will bear the expenses incurred by the holder in connection with convening the meeting.

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1.5.	Every meeting of bondholders (Series A) will take place in Israel and a place indicated by the Company and/or the Trustee, and the Company will bear the reasonable expenses of convening the meeting.

2.	Meeting Summons and Meeting Agenda

2.1.	A summons to a meeting by the Trustee for the purpose of consultation only with the bondholders will be published at least one day before the date of its convening (hereinafter: “Consultation Meeting”). An agenda will not be published for, and no resolutions will be adopted at a Consultation Meeting.

2.2.	A summons to a meeting which is not a Consultation Meeting will be published in accordance with the provisions of the Securities Law as it shall exist from time to time, at least 7 (seven) days, but no more than 21 days before the convening of the meeting (hereinafter: “Summons”).

2.3.	The Trustee will determine the agenda at the bondholders meeting. One or more Bondholder (Series A) who has at least 5% (five percent) of the balance of the par value of the Bonds (Series A) is entitled to request that the Trustee include a topic on the holders’ meeting which will be convened in the future, provided that the topic is appropriate in the Trustee’s opinion for discussion at said meeting;

2.4.	The Trustee will be entitled to shorten the date of convening to at least one day after the date of the summons if he saw that delay in convening the meaning constitutes or is likely to constitute injury to the rights of the bondholders. Should he do so, the Trustee will explain the reasons for advanced in the convening of the meeting in the report regarding the meeting summons.

2.5.	The summons shall detail:

2.5.1.	Location where the meeting will be convened;

2.5.2.	The date and time on which the meeting will be convened;

2.5.3.	The legal quorum for commencing the meeting as detailed in section 3 below;

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2.5.4.	The effective date for participation in the meeting which shall occur no less than one day before the convening of the meaning and not more than three days before its convening.

2.5.5.	The topics to be discussed at the meeting and proposed resolutions will be indicated;

2.5.6.	Arrangements regarding written voting;

3.	The Legal Quorum for Commencing the Meeting and Postponed Meeting

3.1.	A Consultation Meeting will take place with any number of participants.

3.2.	A meeting of bondholders so commence after it is proved that the required legal quorum for holding the meeting is present.

3.3.	Subject to the required legal quorum for the meeting which was convened to adopt special resolutions and subject to the provisions of the Securities Law, the legal quorum for holding a holders’ meeting is the presence of at least two bondholders who have 25% (twenty-five percent) at least of the unpaid balance of the par value of the bonds in circulation and that time, within half an hour from the time stipulated for opening the meeting

3.4.	If within half an hour from the time stipulated for the opening of the meeting, a legal quorum is not present, the meeting will be postponed to a different date which shall not be earlier than two business days after the date stipulated for holding the original meeting or one business day, if the Trustee believes that this is required for the purpose of protecting the rights of the bondholders; if the meeting is postponed, the Trustee will explain the reasons for this in the report regarding the postponed-meeting summons.

3.5.	Other than in connection with a meeting which was convened to adopt special resolutions and subject to the provisions of the Securities Law, if you legal corm is not present at the postponed holders’ meeting within half an hour from the time stipulated for its commencement, the quorum shall be legal with any number of participants; if the meeting is convened following a request from the holders, as set forth in Sections 1.2 and 1.3 above - the legal quorum of Bondholders will be one or more holding at least 5% (five percent) of the balance of the par value of the bonds existing in circulation on the effective date for the meeting.

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3.6.	Bonds held by a related person (as defined in section 3.2 of the Deed) will not be taken into consideration for the purpose of determining the legal quorum.

4.	Chairperson

At every holders’ reading, the Trustee or whomever he appoints shall serve as chairperson of that same meeting.

5.	Adjourned Meeting

5.1.	A meeting which has been opened shall be adjourned at the notice of the Trustee or notice of the chairperson of the meeting, and it may have one or more sessions.

5.2.	In a holders’ meeting which has a legal quorum, the meeting chairperson and/or the Trustee are entitled to decide to hold an additional session which will take place on a different date and location which will be determined by the Trustee (hereinafter: “Adjourned Meeting”).

5.3.	The Trustee will be responsible for publicizing a notice regarding the date and location on which the Adjourned Meeting will be convened, and provided that said notice shall be given 12 hours at least before the convening of the Adjourned Meeting.

5.4.	At an Adjourned Meeting, only a topic which was on the agenda of the original meeting regarding which no resolution was adopted will be discussed.

5.5.	A holder who was not present at the original meeting will be able to be present for the Adjourned Meeting and vote on the topics which have been presented for vote (and for which the vote has not yet been sealed) and will be presented for voting, subject to the fact that he proves his ownership of bonds which are the subject of the meeting to the one calling the meeting as of the effective date of the meeting is stipulated in summons notice for the meeting.

6.	Provisions for Special Meetings

In a meeting of bondholders the agenda of which contains one of the following, the provisions below will apply regarding the legal quorum in a meeting of holders or an adjourned meeting, and regarding the majority required for passing the resolutions:

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6.1.	In a meeting the agenda of which contains calling the bonds for immediate repayment - the provisions of Section 8.2.2 of the Trust Deed will apply.

6.2.	In a meeting the agenda of which contains removing the Trustee from his service - the provisions of Section 31 of the Trust Deed will apply.

6.3.	A change and/or amendment and/or addition to the Trust Deed - the provisions of Section 28 of the Deed of Trust will apply.

At a meeting on whose agenda includes a resolution on a topic regarding which it is stipulated in the Trust Deed or the bond that it is subject to a special resolution, the legal quorum is the presence of bondholders who own fifty percent (50%) at least of the balance of the bonds’ par value or at a postponed meeting, the presence of bondholders who own twenty percent (20%) at least of the balance of the bonds’ par value. The required majority for adopting a special resolution (whether at the original meeting or at a postponed meeting) is a majority of two-thirds (two thirds) of the balance of the bonds’ par value which is represented at the vote.

7.	Position Statements

7.1.	The Trustee or the bondholder, one or more, who owns at least 5% (five percent) of the balance of the bonds’ par value (Series A) is entitled to make a written application to the bondholders in a letter which will be attached to the ballot in order to convince them regarding the manner of their vote on one of the topics raised for discussion at that same meeting (in this supplement – “Position Statement”).

7.2.	A holder who wishes to make use of this right will give notice of the same to the Trustee during the session in which it is resolved to bring that same topic to a vote and will provide the Trustee with the Position Statement within 24 hours of the date of that same session.

7.3.	Any meeting which was summoned following a request by shareholders or by the shareholders as detailed in sections 1.2 and 1.3, every holder will be entitled, by means of the Trustee, to publish a Position Statement in relation to the topics which are on the agenda for the meeting.

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7.4.	The Trustee in the Company will be entitled, each one individually, to publish a Position Statement in response to the Position Statement which was sent in accordance with sections 7.1 or 7.3 above, or in response to another application to the bondholders.

7.5.	Position Statements will not be published at a Consultation Meeting.

8.	Votes at a Meeting

8.1.	The vote at a bondholders meeting will take place in relation to the topics which were detailed in the summons only.

8.2.	A holder will be entitled to vote himself, by means of an agent appointed in accordance with this supplement or by means of a ballot.

8.3.	The meeting chairperson is entitled to determine that votes will be by ballot or by means of vote during the course of the meeting. In the event in which the chairperson determined that the vote will be by means of ballot, the trustee will ensure that the text of the ballot will be distributed to the holders, and will determine the date on which the vote is closed by which time the holders must send the full and duly signed ballot to the Trustee. The Trustees entitled to require that a holder declare, in the framework of the ballot, the existence or absence of a conflict of interest (as defined infra) which he has, in accordance with the Trustee’s judgment. A holder who does not fill out the ballot in full and/or does not prove his entitlement to participate and vote at a meeting according to the provisions of the Second Supplement will be considered as one who has not submitted a ballot and accordingly has chosen not to vote on the topic(s) which are on the ballot. A fully filled out and duly signed ballot in which the holder indicated his vote which reaches the Trustee by the deadline determined for the same will be considered as presence at the meeting for the purpose of breaching the legal quorum at the meeting.

8.4.	Unless expressly stipulated otherwise in this Deed, the required majority for adopting any resolution by the general meeting is an ordinary majority of the number of votes represented in the vote and those voting for or against. Additionally, the Trustee is entitled to decide at his discretion in accordance with the circumstances whether adoption of a resolution requires a majority which is not ordinary.

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8.5.	The Trustee will participate in the meeting without the right to vote. The Company may, through its representatives, present matters before the discussion and respond to questions from holders, if any. Notwithstanding the above, it shall be clarified that the Trustee may, at its sole discretion, resolve that the meetings of holders, in whole or in part, will take place in the absence of the Company or a representative on its behalf or a related holder or any other person, without being subject to the obligation to provide grounds.

8.6.	Owners of the bonds are entitled to participate and vote in every general meeting on their own or by means of representatives. Every voter by bondholders will be conducted according to the number of votes such that every bondholder or his representative will be entitled to one vote in respect of every NIS 1 par value from the total specified principle which has not yet been repaid of the bonds based on which he is entitled to vote. In the event of joint holders, only the vote by the requested registered first between them in the registry, whether himself or by means of an agent.

8.7.	A bondholder or his agent are entitled to vote in respect of a portion of his votes in favor of a particular proposed resolution, and against in respect of another portion, and in respect of another portion to abstain, all as he sees fit.

9.	Checking for the Existence of a “Conflicted Interest”

9.1.	In the number of voters, the votes of bondholders who are a related person as defined in section 3.2 of the Trust Deed will not be considered and these bonds shall not grant the related person the right to vote at the general meeting of bondholders as long as they are held by the related person.

9.2.	The Trustee will examine the existence of conflicts of interests by holders, whether it is a matter stemming from their holding of the bonds or whether it is another matter related to them, as determined by the Trustee (in this supplement – “Other Matter”); the Trustee is entitled to require that the holder participating in the holders’ meeting notify him regarding any Other Matter of his as well as whether he has such a conflict of interests.

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9.3.	Without derogating from the generality of the aforesaid, each of the following shall be considered a conflicted owner:

9.1.1	A holder who is a Related Person (as this term is defined in section 3.2 of the Trust Deed);

9.1.2	A holder who served as an officer in the Company adjacent to the time of the event which is at the basis of the resolution at issue at the meeting;

9.1.3	Any holder who the Trustee determines possesses a “conflict of interest” according to what is stated, infra, subject to all laws and/or instructions by the competent authority including: every holder who declares to the Trustee in writing that he has a substantive personal interest which deviates from the interests of all of the bondholders at the bondholders meeting (Series A). A holder who fails to provide a written declaration after having been requested to do so by the Trustee will be considered as having declared that he has a personal interest as such, and regarding him the Trustee will determine that he has a conflict of interest. Without derogating from what is stated in this section 9, the Trustee will examine whether the holder is a holder with a “conflict of interest,” taking into account also the holdings of that same holder of other securities in the Company and/or securities in any other corporation relevant to the resolution presented for approval at the meeting (as shall be detailed in the ballot), in accordance with the declaration of that same holder.

Determination of a conflict of interest will be done as well on the basis of a general test for conflict of interest which shall be carried out by the Trustee. Similarly, for the avoidance of doubt is clarified that the provisions regarding the definition of bondholders with a conflict of interest shall not derogate from the provisions of any law, case law and binding guidelines by the Securities Authority regarding the definition of bondholders with a conflict of interest, as shall apply at the time of the examination.

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9.4.	For the purpose of examining a conflict of interests as aforesaid, the Trustee shall be entitled to rely on a legal opinion which he shall request, and it shall be subject to the provisions of the Deed of Trust regarding bearing of expenses.

9.5.	It shall be clarified that the test for a conflict of interests as stated, supra, inasmuch as it is required in the judgment of the Trustee, shall be conducted separately in relation to each resolution on the meeting agenda as well as in relation to each meeting, separately. It shall be further clarified that the declaration of a holder as having a conflict of interest in a resolution or meeting will not, in and of itself, demonstrate a conflict of interests by that same holder for a different resolution which is on the meeting agenda or his conflict of interest at different meetings.

9.6.	And counting the vote tally at a vote which took place at a holders’ meeting, the Trustee will not take into account the votes of holders who did not respond to his request as described in section 9.2 above, or that of holders regarding whom he found that there is a conflict of interest as stated in that same subsection (in this supplement – “Holders With a Conflict of Interest”).

9.7.	Notwithstanding what is stated in Section 9.6 above, if the total holdings participating in the vote, who do not possess a conflict of interest, is a less than a rate of five percent (5%) of the balance of the bonds’ par value (Series A), the Trustee will take into account when telling votes, the votes of holders with a conflict of interest as well.

10.	Declaration of Adoption of a Resolution

The declaration by chairperson that a resolution at a holders’ meeting was adopted or rejected, whether unanimously or by some majority, shall be prima facie evidence of what is stated therein.

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11.	Letter of Appointment

11.1.	A letter appointment appointing an agent will be in written and will be signed by the a pointer or by his authorized representative, in writing as required. If the pointer is a corporation, the appointment will be made in writing, signed with of the corporation’s stamp and the signature of the clerk of the corporation or the corporation’s representative who is authorized to do so. A letter of appointment of an agent will be drafted in any common form. An agent is not required to be a holder himself.

11.2.	A letter of appointment and the power of attorney or another certificate based on which the letter of appointment is signed, or a certified copy of such a power of attorney, will be deposited in the Company’s office prior to the time of the meeting regarding which power of attorney is granted, unless otherwise stipulated in the notice calling the meeting.

11.3.	A vote cast in accordance with the terms in the document appointing an agent shall be valid even if the grantor passes away beforehand or is declared legally incompetent or the letter of appointment is annulled or the bond regarding which the vote was cast is transferred, unless prior to the meeting, written notice regarding the death, declaration of incompetence, annulment, or transfer, as applicable, is received in the Company’s registered office.

11.4.	Every corporation which is owns bonds is entitled by written and duly signed authorization, to empower a person as it sees fit to act as its representative at every meeting of bond owners, and a person thus authorized is entitled to act in the name of the corporation which he represents.

12.	Minutes

12.1.	The Trustee will prepare minutes of the holders’ meeting and will maintain them in his registered office for a period of seven years from the date of the meeting. The Trustee may prepare minutes of a meeting of parts thereof by way of recording.

12.2.	Minutes signed by the chairperson of the meeting will serve as prima facie evidence of the matters listed therein. A declaration by the chairperson of the meeting regarding adoption of a resolution or its rejection and a notation regarding the matter in the minutes’ registry shall serve as prima facie evidence of this fact.

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12.3.	The registry of minutes of holders’ meetings will be maintained in the Trustee’s registered office and will be open for examination by bondholders, and a copy thereof will be sent to any bondholder requesting it.

12.4.	The Trustee will be entitled to delay delivery of any minutes, to any entity whatsoever, if in his exclusive discretion, provision of the minutes, in whole or in part, may harm or cause result in harm to the rights of bondholders (Series A).

13.	A person or persons appointed by the Trustee, the Company Secretary, and any other person or persons so authorized by the Trustee will be entitled to be present at the bondholders’ meeting. In a case in which according to the Trustee’s reasonable discretion it shall be necessary to engage in discussions during a portion of the meeting outside of the presence of the Company’s representatives, then representatives of the Company or anyone on their behalf will not take part in that same portion of the meeting.

14.	Everything stated in this supplement is subject to the Deed of Trust.

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Third Addendum

Urgent Representation for the Holders of Bonds

1.	In relation to the Bonds (Series A), if an urgent representation of the Holders of Bonds (Series A) is appointed, the Company undertakes that the urgent representation will be appointed in accordance with the relevant provisions from Appendix 5.2.4.4 of Chapter 4 in Part 2 (Management of Investment Assets and Provision of Credit) in Division 5 (Principles for Business Management) in consolidated circular, and the Company undertakes to act in a reasonable manner in collaboration with the urgent representation and the Trustee, as required for the purpose of performing the tests required thereby, and the formulation of a decision of the urgent representation, and to provide the urgent representation with all of the data and documents required thereby for the Company.[3]

2.	Appointment; Period of Service

2.1	The Trustee may, or at the request of the Company in writing – will be obligated, to appoint and convene the urgent representation from among the Holders of Bonds, as detailed below (hereinafter: the “Urgent Representation”).

2.2	For the Urgent Representation the Trustee will appoint three (3) Holders of Bonds, who to the best of the Trustee’s knowledge, are holders of a par value higher than all of the Holders of Bonds, and which will declare that they have fulfilled all of the conditions detailed below (hereinafter: the “Members of the Urgent Representation”). In a case where any of them cannot serve as a Member of the Urgent Representation, as stated, the Trustee will appoint the Holder of Bonds with the next highest par value holding, for which all of the conditions have been fulfilled, as detailed below.

And these are the conditions:

3 http://ozar.mof.gov.il/hon/2001/law/Codex.asp.

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2.2.1	The Holder of Bonds does not have a conflict of interest due to the existence of any additional material interest that is conflicting a matter derived from the office of the Urgent Representation, and from his holding of Bonds. For the avoidance of doubt it shall be clarified that a Holder who is a connected party (as the term is defined in Section 3.2 of the Deed of Trust, will be considered as having a conflict of interest as stated, and will not serve in the Urgent Representation;

2.2.2	During the course of that same calendar year, a bondholder does not serve on similar representations for other bonds whose aggregate amount exceeds the amount of the asset portfolio managed by him, which was determined as the maximum amount allowing the service on the Urgent Representation according to the Antitrust Commissioner’s orders in relation to establishment of an urgent representation;

2.3	If during his office in the Urgent Representation, one of the circumstances noted in Sections 2.2.1 and 2.2.2 above failed to be fulfilled, then the member’s office will expire and the Member of the Representation as stated will notify as such in writing to the Trustee and the Trustee will appoint another member in his place, from among the Holders of Bonds, as stated in Section 2.2 above.

2.4	Prior to the appointment of the Members of the Urgent Representation, the Trustee will receive, from the candidates for serving as Members of the Urgent Representation, a declaration regarding the existence of lack of conflicts of interest, as stated in Section 2.2.1 above, and regarding serving in additional representations, as stated in Section 2.2.2 above. Similarly, the Trustee is entitled to require such a declaration from the members of the Urgent Representation at any time during the course of the Urgent Representation’s service. A holder who does not provide said declaration will be considered as having a conflict of interests or preclusion from service based on the Antitrust Commissioner’s orders as aforesaid, as applicable. In relation to a declaration regarding a conflict of interest, the Trustee will check for the existence of conflicting interests and to the extent required, will decide whether the conflicts of interest disqualified that same holder from service on the Representation. It should be clarified that the Trustee won’t have to conduct personal test or investigation. The Trustee’s determinations in these matters shall be final.

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2.5	The term of office of the Urgent Representation will end on the date where the Company will publish the decisions of the Urgent Representation in connection with providing an extension to the Company for the purpose of fulfilling the conditions of the Deed of Trust, as detailed in Section 8 of the Deed, but in any event shall not exceed three months from the appointment date.

3.	Authority

3.1	The Urgent Representation shall have the authority to grant a one-time extension to the Company in connection with the dates for fulfilling any of the financial standards set forth in the Deed of Trust in a manner that will not apply as the grounds for immediate repayment as in Sections 8.1.14 to 8.1.17 of the Deed of Trust, as applicable, for the entire extension term, as granted, for a term that is up to the publication date of the financial statements after the publication date of the financial statements, from which it arises that the company did not fulfill a financial standard for two consecutive calendar quarters or for a term of up to 90 days, whichever is earlier. It shall be clarified that the period of time up until the appointment of the Urgent Representation shall be taken into consideration in the framework of the aforesaid extension, and it will not constitute cause for granting any additional extension to the Company beyond the aforesaid. It shall be clarified that the Urgent Representation’s activities and the collaboration between its members shall be limited to discussion of the possibility of granting said extension and no other information which does not relate to the granting of said extension shall be shared between the members of the Representation.

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3.2	If an Urgent Representation is not appointed as aforesaid, or if the Urgent Representation decided not to grant the Company and extension as stated in section 3.1 above, the Trustee will be required to call a meeting of the bondholders in accordance with the provisions of section 8.2 of the Deed.

The above shall not derogate from the authority of the Trustee to convene an assembly of Holders of Bonds, including in relation to that matter for which the Urgent Representation was convened. If the decision of the assembly of Holders of Bonds was made for that matter, the decision of the assembly shall prevail over the decision of the Urgent Representation, including vis-à-vis the Company.

4.	The Company’s Obligations in Connection with the Urgent Representation

4.1	The Company undertakes to provide the Trustee all information in its possession or which it is able to secure in connection with the identity of the bondholders and the scope of their holdings. Similarly, the Trustee will act to secure said information in accordance with the authorities granted him according to law.

4.2	In addition, the Company undertakes to fully cooperate with the Urgent Representation and the Trustee, inasmuch as required for the purpose of executing the required checks by them and formulating the Urgent Representation’s decision, and to provide the Urgent Representation all of the data and documents which are required by it regarding the Company subject to the limitations of law. Without derogating from the generality of the aforesaid, the Company shall provide Urgent Representation with the relevant information for the purpose of formulating the decision, which shall not include any misleading detail and shall not be lacking.

4.3	The Company shall bear the Urgent Representation’s expenses, including the cost of employing advisors and experts by the Urgent Representation or on its behalf and in this regards, the provisions of section 26 of the Deed will apply, mutatis mutandis.

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5.	Liability

5.1	The Urgent Representation shall act and decide on the matters placed before it and its absolute discretion and shall not be liable, it or any of its members, officers therein, their employees or advisors, and the Company and the bondholders hereby grant them a waiver in relation to any claims, demands and lawsuits against them in respect of the fact that they utilized or abstain from utilizing powers, authorities or the discretion granted them according to the Deed of Trust and according to this supplement and in connection there with or from any other action which they took their under, unless they did so maliciously and/or in bad faith.

5.2	The indemnification provision stipulated in section 26 of the Date of Trust shall apply to the members of the Urgent Representation and anyone acting on their behalf, as if they were the Trustee.

5.3	The Company shall publish an immediate report immediately upon the appointment of said Urgent Representation, regarding the appointment of the Person Representation, the identity of its members, and their powers.

5.4	The Company will publish an additional immediate report about the Urgent Representation’s decision. Upon the completion of the Urgent Representation’s service, the Company will publish all of the information which was provided for the Urgent Representation’s examination provided that there is nothing precluding its publication, by law.

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Appendix 23

Of the Deed of Trust dated November 24, 2015

Trustee Salary

The Company will pay the Trustee wages for his services, in accordance with this Deed of Trust, as detailed below:

1.	A one-time payment in the sum of NIS 5,000 will be paid for the actions performed by the Trustee in connection with the formulation of the documents connected to the trusteeship. The said payment will only be collected in the event that the prospectus will not be published as a result of termination or rejection (or any reason).

2.	For the entire trust year (or part thereof), commencing on the issuance date of the Bonds, the Trustee will be paid annual wages in the sum of NIS 25,000 (the “Annual Wages”).

3.	Additionally, the Trustee will be entitled to a return on reasonable expenses from the Company, as defined below: “Reasonable Expenses” – sums paid by the Trustee in the framework of fulfilling his position and/or pursuant to the authorities granted thereto according to this Deed, including: expenses and costs for the initiation and convening of an assembly of holders of Bonds and expenses for the notices, transportation and advertisement publications connected to the convening of the assembly, and as required by any law.

4.	Without derogating from the generality of the above, the Trustee will be entitled to wage payments from the Company in the sum of NIS for each working hour required therefor for the special operations to be performed in the framework of his position as Trustee (all – pursuant to the provisions of the Deed of Trust), including:

4.1	The operations derived from a breach or suspicion of a breach to the Deed by the Company;

4.2	Operations in connection with placing Bonds for immediate repayment and/or operations in connection with the decision of the assembly of holders of Bonds to place the Bonds for immediate repayment;

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4.3	Special operations that were required or will have a need to be performed, for the purpose of fulfilling his position according to this Deed in connection with the rights of the holders of Bonds and to defend them, including due to the non-compliance of the Company with its undertakings according to this Deed, including the convening of assemblies of holders of Bonds as stated in this Deed and including due to the participation in the assemblies of holders of Bonds;

4.4	Special works (including, without limitation, works required because of changes in the Company’s structure or work because of the Company’s demand) or in respect of the need to take additional actions for the purpose of fulfilling his role as a reasonable Trustee, because of changes in laws (including regulations which shall be enacted following amendments 50 and 51 of the Securities Law) and/or regulations and/or other binding instructions which shall apply in connection with the Trustee’s activities and his responsibility according to this Deed of Trust;

4.5	Actions in connection with the registration, amending registration or voiding of registration of guarantees and the registry (including abroad), similarly, review, supervision, control, enforcement, and so forth of obligations (such as: restrictions on the Company’s freedom of operation, pledging of assets, and so forth), which the Company undertook or will undertake or which will be undertaken by anyone on its behalf or for its in connection with the guaranteeing of other undertakings by the Company or anyone acting on its behalf (such as: making payments according to the terms of the bonds) towards bondholders, including regarding the substance of the terms of said guarantees provided or that will be provided in favor of the holders under the Deed and undertakings and their fulfillment.

4.6	In the event where the Company will be meant to pay the Trustee a payment for his wage expenses and/or payment for reasonable expenses paid thereby and/or for special operations to be performed by him or which were performed by him in the framework of fulfilling his position and/or on behalf of the authorities granted thereto according to the Deed of Trust, if any of the above is applicable, and the Company failed to do so, the Trustee may pay the full amount of these sums from the receipts that were accrued thereby in accordance with the statements of Sections 9 and 10 of the Deed of Trust, provided that he notified the Company of his intention to do so in advance and in writing.

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4.7	It shall be clarified that in the event that due to a future change to the laws and/or regulations and/or other binding provisions applying to the Trustee’s actions additional expenses will be exclusively borne by the Trustee, required thereof for the fulfillment of his position as a reasonable Trustee, the Company will indemnify the Trustee for the reasonable expenses including his reasonable wages.

4.8	VAT, if applicable, will be added to each of the said sums, as applicable, and will be paid by the Company.

4.9	All of the abovementioned sums will be linked to the index for January 2015, however, in any event, a sum that is lower than the sum denominated in this Deed will not be paid.

4.10	In the event where the Holders of Bonds will be granted any collateral, the Company and the Trustee will discuss the update of the wages, in accordance with the scope of hours required for the Trustee to be dedicated to the trusteeship in the said case.

4.11	The Trustee’s wages will be paid in respect of the period up until the end of the Trust included in this Deed even if a receiver is appointed for the Company (or a receiver and a manager), or whether the trust according to this Deed will be managed under the supervision of the court, or not.

4.12	The aforesaid yearly wage will be paid at the end of every trust year.

4.13	All of the amounts described in this supplement will have preference over monies due to the bondholders.

4.14	To the extent that the Trustee’s service as described in this Deed of Trust shall come to an end, the Trustee will not be entitled to payment of his wages as of the date of the commencement of service of the replacement trustee. To the extent that the Trustee’s service ended during the course of the trust year, wages paid in respect of months in which the Trustee did not serve as trustee for the bonds shall be refunded, as of the appointment of the replacement trustee. This session will not apply regarding the initial trust year.

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5.	For the Trustee’s participation in the general assemblies of the shareholders, which took place in Israel, the Trustee will be entitled to a salary amount of NIS 500.

6.	The appointment of a trustee to replace the trustee whose office ended according to Section 35b(a1) or 35(14)(d) of the Securities Law, the Holders of Bonds of Series A will bear the difference in the salary of the appointed trustee, as stated, than that which was paid to the Trustee who was replaced, if the difference as stated is unreasonable, and the provisions of the relevant laws will apply at the time of the replacement as stated. The obligation of the Holders for the difference as stated will be performed by offsetting the relative part of the difference from any payment that the Company will make to the Holders of Bonds in accordance with the terms of the Deed of Trust and the transfer thereof will be directly from the Company to the Trustee.

7.	If according to any law there will be an obligation to deposit a guarantee applying to the Company to ensure the Company’s obligation for the special expenses of the Trustee, the Company will act in accordance with the provisions as stated.

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